PROSPECTUS SUPPLEMENT (To Prospectus dated February 5, 2010)	Filed Pursuant to Rule 424(b)(5) Registration No. 333-164370

Up to 15,000,000 Shares

Common Stock

This prospectus supplement, and the accompanying prospectus dated February 5, 2010, relate to the offer and sale of up to 15,000,000 of our common shares, $0.001 par value per share, from time to time through Cantor Fitzgerald & Co., or CF&Co., as our agent, pursuant to a Controlled Equity OfferingSM Sales Agreement with CF&Co. dated October 12, 2010, which we refer to as the CEO Sales Agreement, for the offer and sale of the common shares.

Our common shares are listed on the New York Stock Exchange, or the NYSE, under the symbol "PRGN." The last reported sale price of our common shares on the New York Stock Exchange on October 11, 2010 was $3.98 per share.

Sales of our common shares, if any, under this prospectus supplement and the accompanying prospectus may be made in sales deemed to be "at-the-market" equity offerings as defined in Rule 415 promulgated under the Securities Act of 1933, as amended, which we refer to as the Securities Act, including sales made directly on or through the New York Stock Exchange, the existing trading market for our common shares, sales made to or through a market maker other than on an exchange or otherwise, in negotiated transactions at market prices prevailing at the time of sale or at prices related to such prevailing market prices and/or any other method permitted by law.

CF&Co. will be entitled to compensation equal to 2.0% of the gross proceeds of the sale of any of the 15,000,000 common shares referenced herein that are sold in "at-the-market" offerings, and 4.0% of the gross proceeds of the sale of any of those common shares in negotiated transactions.  In connection with the sale of the common shares on our behalf, CF&Co. may be deemed to be an "underwriter" within the meaning of the Securities Act and the compensation of CF&Co. may be deemed to be underwriting commissions or discounts.

Investing in our common shares involves risks.  See the risk factors beginning on page S-5 of this prospectus supplement and beginning on page 5 of the accompanying prospectus and in our Annual Report on Form 20-F for the year ended December 31, 2009, filed with the Securities and Exchange Commission on March 31, 2010, which is incorporated by reference herein, to read about the risks you should consider before purchasing our common shares.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus.  Any representation to the contrary is a criminal offense.

Cantor Fitzgerald & Co.

The date of this prospectus supplement is October 12, 2010.

TABLE OF CONTENTS

Page
Prospectus Supplement

Forward-Looking Statements	S-iv
Prospectus Supplement Summary	S-1
Risk Factors	S-5
Use Of Proceeds	S-14
Capitalization	S-15
Price Range of Common Shares and Dividends	S-17
Tax Considerations	S-20
Plan of Distribution	S-21
Expenses	S-23
Legal Matters	S-23
Experts	S-23
Where You Can Find Additional Information	S-23

Prospectus

Prospectus Summary	1
Risk Factors	5
Use of Proceeds	5
Forward Looking Statements	6
Per Share Market Price Information	7
Ratio of Earnings to Fixed Charges	8
Selling Shareholders	9
Capitalization	10
Plan of Distribution	11
Enforcement of Civil Liabilities	12
Material U.S. and Marshall Islands Income Tax Considerations	13
Description of Capital Stock	17
Description of Preferred Shares	17
Description of Warrants	17
Description of Debt Securities	18
Description of Purchase Contracts	29
Description of Units	29
Expenses	30
Legal Matters	30
Experts	30
Where You Can Find Additional Information	31

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering and the securities offered hereby, and also adds to and updates information contained in the accompanying base prospectus and the documents incorporated by reference into this prospectus supplement and the base prospectus. The second part, the base prospectus, gives more general information and disclosure, some of which may not apply to this offering. When we refer only to the "prospectus," we are referring to both parts combined, and when we refer to the "accompanying prospectus", we are referring to the base prospectus.

If the description of this offering varies between this prospectus supplement and the accompanying prospectus, you should rely only on the information in this prospectus supplement. This prospectus supplement, the accompanying prospectus and the documents incorporated into each by reference include important information about us, the common shares being offered and other information you should know before investing. You should read this prospectus supplement and the accompanying prospectus together with the additional information described under the section of this prospectus supplement entitled "Where You Can Find Additional Information" before investing in our common shares.

S-ii

You should rely only on the information contained or incorporated by reference into this prospectus supplement, the accompanying prospectus or any "free writing prospectus" we may authorize to be delivered to you. We have not authorized any other person to provide you with different information. If anyone provides you with additional, different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus, any "free writing prospectus," as well as information we previously filed with the U.S. Securities and Exchange Commission, which we refer to as the Commission or the SEC, that is incorporated by reference into this prospectus, is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

S-iii

FORWARD-LOOKING STATEMENTS

Matters discussed in this document may constitute forward-looking statements. The Private Securities Litigation Reform Act of 1995 provides safe harbor protections for forward-looking statements in order to encourage companies to provide prospective information about their business. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions and other statements, which are other than statements of historical facts.

We desire to take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and are including this cautionary statement in connection with this safe harbor legislation. This document and any other written or oral statements made by us or on our behalf may include forward-looking statements which reflect our current views with respect to future events and financial performance. The words "believe," "anticipate," "intend," "estimate," "forecast," "project," "plan," "potential," "may," "should," "expect" and similar expressions identify forward-looking statements.

The forward-looking statements in this document are based upon various assumptions, many of which are based, in turn, upon further assumptions, including without limitation, management's examination of historical operating trends, data contained in our records and other data available from third parties. Although we believe that these assumptions were reasonable when made, because these assumptions are inherently subject to significant uncertainties and contingencies which are difficult or impossible to predict and are beyond our control, we cannot assure you that we will achieve or accomplish these expectations, beliefs or projections.

In addition to these important factors and matters discussed elsewhere in this prospectus supplement, and in the documents incorporated by reference in this prospectus supplement, important factors that, in our view, could cause actual results to differ materially from those discussed in the forward-looking statements include the strength of world economies and currencies, general market conditions, including fluctuations in charterhire rates and vessel values, changes in demand in the drybulk and container shipping markets, changes in our operating expenses, including bunker prices, drydocking and insurance costs, our ability to obtain financing and comply with the covenants in our financing arrangements, changes in governmental rules and regulations or actions taken by regulatory authorities including those that may limit the commercial useful lives of drybulk or container vessels, potential liability from pending or future litigation, general domestic and international political conditions, potential disruption of shipping routes due to accidents or political events, and other important factors described from time to time in the reports we file with the Commission. We caution readers of this prospectus supplement, the accompanying prospectus and any other prospectus supplement not to place undue reliance on these forward-looking statements, which speak only as of their dates. We undertake no obligation to update or revise any forward-looking statements.

S-iv

PROSPECTUS SUPPLEMENT SUMMARY

The following summary highlights selected information contained elsewhere in this prospectus and the documents incorporated by reference herein and does not contain all the information you will need in making your investment decision. You should carefully read this entire prospectus supplement and the accompanying prospectus, including the sections entitled "Risk Factors" beginning on page S-5 of this prospectus supplement, page five of the accompanying prospectus, and the documents incorporated by reference herein.

Unless otherwise indicated, references in this prospectus to "Paragon Shipping Inc.," "we," "us," "our," "the Company" and similar terms refer to Paragon Shipping Inc. and/or one or more of its subsidiaries, except that those terms, when used in this prospectus in connection with the common stock described herein, shall mean specifically Paragon Shipping Inc. References in this prospectus to "Allseas" refer to Allseas Marine S.A., an affiliated company that provides the commercial and technical management of our vessels.

We use the term deadweight, or "dwt," in describing the size of vessels. Dwt, expressed in metric tons each of which is equivalent to 1,000 kilograms, refers to the maximum weight of cargo and supplies that a vessel can carry. We use the term "TEU" in describing the size of container vessels. TEU is a standard measure of a container vessel's cargo-carrying and refers to the space occupied by a container having the International Organization for Standardization's standard external dimensions, the length of which is 20 feet, the height of which is 8.5 feet and the width of which is 8.0 feet.

Our Company

We are Paragon Shipping Inc., a Marshall Islands company that owns and operates a fleet of drybulk carriers that transport iron ore, coal, grain and other drybulk cargoes as well as containerships that transport container cargo products along worldwide shipping routes. As of October 12, 2010, our operating fleet is comprised of 11 drybulk carriers, consisting of eight Panamax drybulk carriers, two Supramax drybulk carriers and one Handymax drybulk carriers with an aggregate capacity of approximately 747,994 dwt and a weighted average age of 7.3 years, as well as two 2010-built containerships with an aggregate capacity of approximately 6,852 TEU which we took delivery of in July and August, 2010. In addition to our operating fleet, we have agreed to acquire four Handysize and three Kamsarmax newbuilding drybulk carriers that we expect to take delivery of between October 2011 and December 2012. We refer to these seven additional vessels collectively as our Acquisition Vessels. We believe that operating a diversified fleet of drybulk carriers and containerships enables us to serve customers in both major and minor bulk trades, as well as to service virtually all major ports and routes used for the seaborne transportation of key commodities, raw materials and container cargo products.

Our strategy is to employ our vessels primarily under short to medium-term charters that we believe provide us with a stable cash flow base during the term of these charters. All of the drybulk carriers in our operating fleet, as well as our two containerships, operate under fixed-rate, time-charter contracts, of which five charter contracts are scheduled to expire at the earliest, in 2011, six in 2012, one in 2013 and one in 2014, assuming no extension options are exercised.

The commercial and technical management of our vessels is provided by Allseas Marine S.A., which we refer to as Allseas, and which is owned and controlled by our chairman and chief executive officer, Mr. Michael Bodouroglou. Commercial management services include chartering, monitoring various types of charters, such as time charters and voyage charters, monitoring the performance of our vessels, the sale and purchase of vessels, and finance and accounting functions. Technical management services include arranging for and managing crews, maintenance, drydocking, repairs, insurance, maintaining regulatory and classification society compliance and providing technical support. We have also entered into management agreements with Allseas relating to the supervision of each of the Acquisition Vessels we have agreed to acquire and pursuant to which we will pay Allseas a flat fee of $375,000 per vessel upon the commencement of the shipyard's construction of the respective vessel, and we will pay Allseas a fee of €115 per vessel per day commencing from the date of the vessel's shipbuilding contract until the delivery of the respective vessel from the shipyard.  We believe that Allseas has established a reputation in the international shipping industry for operating and maintaining a fleet with high standards of performance, reliability and safety.

In order to incentivize Allseas' continued services, we have entered into an agreement with Loretto Finance Inc., or Loretto, a wholly-owned subsidiary of Allseas, that currently owns 2.0% of our issued and outstanding shares of common stock. Pursuant to this agreement, we have agreed to maintain the aggregate number of our shares issued to Loretto at 2% of our total issued and outstanding shares of common stock following the issuance of any additional shares of common stock, other than issuances under our equity incentive plan, or shares issued upon exercise of any warrants issued and outstanding as of November 10, 2009. In connection with this offering, we will issue to Loretto, at no cost, an aggregate of 2% of the shares issued in relation to this offering, or up to 300,000 shares of common stock. The fair value of the shares issued to Loretto will be deemed share based compensation for management services and will be charged to earnings and recognized in paid-in-capital on the date we become liable to issue the shares.

We have also entered into a compensation agreement with Allseas whereby in the event that Allseas is involuntarily terminated as the manager of our fleet, we shall compensate Allseas with an amount equal to the sum of (i) three years of the most recent management fees and commissions, based on the fleet at the time of termination, and (ii) €3 million.

Our dividend policy is to pay quarterly dividends to the holders of our common stock in February, May, August and November of each year in amounts substantially equal to our available cash flow from operations during the previous quarter, less cash expenses for that quarter (principally vessel operating expenses and interest expense) and any reserves our board of directors determines we should maintain for reinvestment in our business. We paid total dividends of $0.20 per share in respect of the four quarters ended December 31, 2009 and paid cash dividends of $0.05 per share of common stock in respect of each of the quarters ended March 31, 2010 and June 30, 2010.

We are considering selling a voting and economic interest in our containership assets through a public offering of a new entity, to which we will contribute such assets, when the prevailing market conditions warrant. There can be no assurance, however, that we will complete such a public offering, which, among other things, will be subject to appropriate market conditions and the determination of our board of directors.

Acquisition Vessels

We have contracted to construct seven newbuilding drybulk carriers at the Zhejiang Ouhua Shipyard Co. Ltd. in China for an aggregate purchase price of $192.2 million.

The seven newbuilding drybulk carriers, for which we have entered into construction contracts with Zhejiang Ouhua Shipbuilding Co. Ltd., include four Handysize drybulk carriers of 37,200 dwt each, which are scheduled to be delivered to us between October 2011 and September 2012, and three Kamsarmax drybulk carriers of 82,000 dwt each, which are Panamax-size drybulk carriers specifically designed to be able to load cargo at the world's largest bauxite port, Port Kamsar in Equatorial Guinea, and which are scheduled to be delivered to us between April 2012 and December 2012. Thirty percent of the purchase price of each of the seven newbuilding vessels that we have agreed to acquire was paid upon receipt of the refund guarantee for each newbuilding vessel.

We expect to finance the balance of the final purchase price of the seven newbuilding vessels, which is due upon their respective deliveries to us, with borrowings under future credit facilities that we will enter into, the net proceeds of this offering and additional equity offerings that we may conduct in the future or unrestricted cash. At June 30, 2010, we had unrestricted cash of $73.6 million. Please read "Use of Proceeds" on page S-15 of this prospectus supplement.

Following the delivery of our Acquisition Vessels, our aggregate drybulk fleet capacity will increase by approximately 52.8% to a total of approximately 1.1 million dwt.

Our Fleet

The following table provides additional information about our operating fleet and our Acquisition Vessels as of October 12, 2010:

DRYBULK OPERATING FLEET

					Gross Daily Charter	Re-Delivery from Charterer(2)
Vessel Name	DWT	Vessel Type	Year Built	Charterer Name	Rate(1)	Earliest	Latest
Dream Seas	75,151	Panamax	2009	Intermare Transport	$20,000	May 2013	Aug. 2013
Coral Seas	74,477	Panamax	2006	Intermare Transport	$15,775	Feb. 2012	May 2012
Golden Seas	74,475	Panamax	2006	Deiulemar Shipping	$43,500	Sept. 2011	Nov. 2011
Pearl Seas (3)	74,483	Panamax	2006	Korea Line Corp.	$37,300	Aug. 2011	Oct. 2011
Diamond Seas (4)	74,274	Panamax	2001	Bunge S.A.	$16,250	June 2012	Sept. 2012
Deep Seas	72,891	Panamax	1999	Morgan Stanley	$15,000	Sept. 2011	Dec. 2011
Calm Seas	74,047	Panamax	1999	Intermare Transport	$15,775	Mar. 2012	June 2012
Kind Seas	72,493	Panamax	1999	Deiulemar Shipping	$45,500	Nov. 2011	Feb. 2012
Friendly Seas	58,779	Supramax	2008	Deiulemar Compagnia	$33,750	Apr. 2014	Aug. 2014
Sapphire Seas	53,702	Supramax	2005	STX Panocean	$13,700	June 2012	Sept. 2012
Crystal Seas	43,222	Handymax	1995	Cosco Bulk Carrier	$33,000	Aug. 2011	Nov. 2011

CONTAINER OPERATING FLEET

					Gross Daily Charter	Re-Delivery from Charterer(2)
Vessel Name	TEU	DWT	Year Built	Charterer Name	Rate(1)	Earliest	Latest
Box Voyager	3,426	42,650	2010	CSAV Valparaiso	$20,000	June 2012	Sept. 2012
Box Trader	3,426	42,650	2010	CSAV Valparaiso	$20,000	July 2012	Oct. 2012

NEWBUILDING VESSELS THAT WE HAVE AGREED TO ACQUIRE

Vessel Name	DWT	Vessel Type	Shipyard	Expected Shipyard Delivery
Hull no. 604	37,200	Handysize	Zhejiang Ouhua Shipyard	Oct. 2011
Hull no. 605	37,200	Handysize	Zhejiang Ouhua Shipyard	Dec. 2011
Hull no. 612	37,200	Handysize	Zhejiang Ouhua Shipyard	Aug. 2012
Hull no. 625	37,200	Handysize	Zhejiang Ouhua Shipyard	Sept. 2012
Hull no. 619	82,000	Kamsarmax	Zhejiang Ouhua Shipyard	Apr. 2012
Hull no. 622	82,000	Kamsarmax	Zhejiang Ouhua Shipyard	Aug. 2012
Hull no. 624	82,000	Kamsarmax	Zhejiang Ouhua Shipyard	Dec. 2012
________________
(1)	Daily charter hire rates in this table do not reflect commissions which are payable by us to third party chartering brokers and Allseas ranging from 1.25% to 6.25%, including 1.25% to Allseas.
(2)	The date range provided represents the earliest and latest date on which the charterer may redeliver the vessel to us upon termination of the charter.
(3)
On June 22, 2009, we agreed with Korea Line Corporation to reduce the gross daily charter rate for Pearl Seas to $37,300 per day from June 23, 2009, until the expiration of the charter period. We also agreed to extend the current employment of Pearl Seas for an optional period (at our option) of between 26 and 28 months commencing on August 11, 2011, at a gross daily charter rate of $32,500 and a commission of 6.25%. In case the Panamax spot market increases above $32,500 per day (based on the previous quarterly average of the BPI), then an additional amount above such level shall be shared equally between us and the charterer. The time charter commenced on September 11, 2008, and assuming all extension options are exercised it will expire between October, 2013 and December, 2013.

(4)	Bunge S.A. has the option to charter the vessel for a further 11 to 13 months at a gross daily rate of $18,500 during the option period.

Each of our vessels is owned or will be owned through a separate wholly-owned Liberian or Marshall Islands subsidiary.  As of the date of this prospectus supplement, we have not yet entered into charters for any of our Acquisition Vessels.

Corporate Information

Paragon Shipping Inc. is a holding company existing under the laws of the Republic of the Marshall Islands. We maintain our principal executive offices at 15 Karamanli Ave, GR 16673, Voula, Greece. Our telephone number at that address is (011) (30) (210) 891 4600. Our website address is www.paragonship.com. This web address is provided as an inactive textual reference and does not constitute a part of the prospectus.

Recent Developments

Sale of Clean Seas

       On July 5, 2010, we entered into a Memorandum of Agreement for the sale for approximately $23.5 million of one of our Handymax drybulk carriers, the Clean Seas, to an unaffiliated third party, which we delivered to the buyer on October 12, 2010. We realized a gain of approximately $0.2 million upon the sale of the Clean Seas.

RISK FACTORS

An investment in our shares of common stock involves a high degree of risk, including the risks we face described in the accompanying prospectus and the documents incorporated by reference herein. Our business, financial condition, and results of operations could be materially and adversely affected by any of these risks. The trading price of shares of our common stock could decline due to any of these risks, and you may lose all or part of your investment. This prospectus supplement, the accompanying prospectus, and the documents incorporated by reference herein also contain forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks we face described in the accompanying prospectus and the documents incorporated by reference herein.

Before you decide to invest in shares of our common shares, you should carefully consider the risks and the discussion of risks under the section entitled "Risk Factors" beginning on page five of the accompanying prospectus and in our Annual Report on Form 20-F for the year ended December 31, 2009, filed with the SEC on March 31, 2010 and which is incorporated by reference herein.  In addition, you should also carefully consider the risk set forth below, as well as other information included in this prospectus supplement, the accompanying prospectus and the documents we have incorporated by reference in this prospectus supplement that summarize the risks that may materially affect our business. Please refer to the sections entitled "Where You Can Find Additional Information" and "Incorporation of Documents by Reference" in this prospectus supplement and in the accompanying prospectus for discussions of these other filings.

Our secured credit facilities contain restrictive covenants that may limit our liquidity and corporate activities, including the payment of dividends.

In the first quarter of 2010, we entered into amendments to five of our credit facilities, and in the third quarter of 2010, we entered into two new credit facilities.

Our amended secured credit facilities together with our other secured credit facilities impose operating and financial restrictions on us. These restrictions may limit our ability to:

•	incur additional indebtedness;

•	create liens on our assets;

•	sell capital stock of our subsidiaries;

•	make investments;

•	engage in mergers or acquisitions;

•	pay dividends;

•	make capital expenditures;

•	compete effectively to the extent our competitors are subject to less onerous financial restrictions;

•	adjust and alter existing charters;

•	change the management of our vessels or terminate or materially amend the management agreement relating to each vessel; and

•	sell our vessels.

In addition, under these covenants, we are required to maintain minimum restricted cash equivalents ranging between $500,000 to $1,000,000 per vessel and certain pledged deposits with our lenders, and in some cases, minimum charter rate levels.

Therefore, our discretion is limited because we may need to obtain the consent from our lenders in order to engage in certain corporate actions. Our lenders' interests may be different from ours, and we cannot guarantee that we will be able to obtain our lenders' consent when needed. This may prevent us from taking actions that are in our shareholders' best interest. For example, our amended loan agreements contain additional restrictions, including the requirement that we obtain the prior written consent of each of our lenders before paying any dividends and impose caps on the per share and aggregate dividend that we may pay pursuant to the terms of certain of our other credit facilities.

The current low drybulk and containership charter rates and drybulk carrier and containership values and any future declines in these rates and values have affected and may continue to affect our ability to comply with various covenants in our credit facilities.

Our credit facilities, which are secured by mortgages on our vessels, contain various financial covenants. Among those covenants are requirements that relate to our net worth, operating performance and liquidity. For example, there is a minimum equity ratio requirement that is based, in part, upon the market value of the vessels securing the loans, as well as requirements to maintain a minimum ratio of the market value of our vessels mortgaged thereunder to our aggregate outstanding balance under each respective credit facility. The market value of drybulk carriers and containerships is sensitive, among other things, to changes in the drybulk and containership charter markets, respectively, with vessel values deteriorating in times when charter rates are falling and improving when charter rates are anticipated to rise. The current low charter rates in the drybulk and containership markets coupled with the prevailing difficulty in obtaining financing for vessel purchases have adversely affected drybulk carrier values, including the vessels in our fleet, and containership values. A continuation of these conditions would lead to a further significant decline in the fair market values of our vessels, which may result in our not being in compliance with these loan covenants. In such a situation, unless our lenders were willing to provide waivers of covenant compliance or modifications to our covenants, or would be willing to refinance, we would have to further reduce or eliminate our dividend, sell vessels in our fleet and/or seek to raise additional capital in the equity markets. Furthermore, if the value of our vessels further deteriorates significantly, we may have to record an impairment adjustment in our financial statements, which would adversely affect our financial results and further hinder our ability to raise capital.

During the first quarter of 2010, we entered into amendments to five of our credit facilities. The amendments that we agreed to enter into amend certain financial covenants, such as the security maintenance coverage ratios, market adjusted net worth requirements and indebtedness to total capitalization ratios contained in the applicable credit facilities. If the current low charter rates in the drybulk market and low vessel values continue or further decline, we may not be in compliance with these covenants, and would have to seek waivers of compliance from our lenders and/or raise additional funds through asset sales, equity infusions or similar transactions. In addition, the market adjusted net worth and ratio of aggregate outstanding indebtedness to total capitalization/market value adjusted total assets under one of our credit facilities have not been suspended but are temporarily based on the book value of our vessels mortgaged thereunder, which we believe is currently higher than the charter free market value of such vessels. Accordingly, if we were to record an impairment to the value of such vessels due to further decreases in market values, we may be unable to comply with such amended financial covenants.

If we fail to comply with our covenants and are not able to obtain covenant waivers or modifications, our lenders could require us to post additional collateral, enhance our equity and liquidity, increase our interest payments or pay down our indebtedness to a level where we are in compliance with our loan covenants, sell vessels in our fleet, or they could accelerate our indebtedness, which would impair our ability to continue to conduct our business. In addition, if we were unable to obtain waivers, we could be required to reclassify all of our indebtedness as current liabilities, which would be significantly in excess of our cash and other current assets, and which could trigger further defaults under our loan agreements. If our indebtedness was accelerated in full or in part, it would be very difficult in the current financing environment for us to refinance our debt or obtain additional financing and we could lose our vessels if our lenders foreclose their liens, which would adversely affect our ability to conduct our business. Furthermore, if we find it necessary to sell our vessels at a time when vessel prices are low, we will recognize losses and a reduction in our earnings, which could affect our ability to raise additional capital necessary for us to comply with our loan agreements.

Charter hire rates for drybulk carriers have decreased, which have continued to adversely affect our earnings.

The drybulk shipping industry is cyclical with attendant volatility in charter hire rates and profitability. For example, the degree of charter hire rate volatility among different types of drybulk carriers has varied widely. After reaching historical highs in mid-2008, charter hire rates for Panamax and Capesize drybulk carriers declined to near historically low levels in December 2008. During 2010, the Baltic Exchange Dry Index, or BDI, rates, a daily average of charter rates in 26 shipping routes measured on a time charter and voyage basis and covering Supramax, Panamax and Capesize drybulk carriers, ranged from a low of approximately 1,700 in July 2010 to a high of approximately 4,209 in May 2010, and as of October 11, 2010, the BDI was 2,695. While we generally charter our vessels for periods ranging from approximately two to five years, we may be exposed to changes in spot market rates for drybulk carriers, and such changes may affect our earnings and the value of our drybulk carriers at any given time. We cannot assure you that we will be able to successfully charter our vessels in the future or renew existing charters at rates sufficient to allow us to meet our obligations or to pay dividends to our shareholders. The supply of and demand for shipping capacity strongly influence freight rates. Because the factors affecting the supply and demand for vessels are outside of our control and are unpredictable, the nature, timing, direction and degree of changes in industry conditions are also unpredictable.

If charter rates in the drybulk market decline and remain at low levels for any significant period in 2010, this could have an adverse effect on our revenues, profitability, cash flows and our ability to comply with the financial covenants in our loan agreements.

Factors that influence demand for vessel capacity include:

•	supply and demand for energy resources, commodities and drybulk cargoes;

•	changes in the exploration or production of energy resources commodities, and drybulk cargoes;

•	the location of regional and global exploration, production and manufacturing facilities;

•	the location of consuming regions for energy resources, commodities and drybulk cargoes;

•	the globalization of production and manufacturing;

•	global and regional economic and political conditions, including armed conflicts and terrorist activities, embargoes and strikes;

•	developments in international trade;

•	changes in seaborne and other transportation patterns, including the distance cargo is transported by sea;

•	environmental and other regulatory developments;

•	currency exchange rates; and

•	weather.

The factors that could influence the supply of vessel capacity include:

•	the number of newbuilding deliveries;

•	port and canal congestion;

•	the scrapping rate of older vessels;

•	vessel casualties; and

the number of vessels that are out of service, namely those that are laid-up, drydocked, awaiting repairs or otherwise not available for hire.

In addition to the prevailing and anticipated freight rates, factors that affect the rate of newbuilding, scrapping and laying-up include newbuilding prices, secondhand vessel values in relation to scrap prices, costs of bunkers and other operating costs, costs associated with classification society surveys, normal maintenance and insurance coverage, the efficiency and age profile of the existing drybulk fleet in the market and government and industry regulation of maritime transportation practices, particularly environmental protection laws and regulations. These factors influencing the supply of and demand for shipping capacity are outside of our control, and we may not be able to correctly assess the nature, timing and degree of changes in industry conditions.

We anticipate that the future demand for our drybulk carriers will be dependent upon economic growth in the world's economies, including China and India, seasonal and regional changes in demand, changes in the capacity of the global drybulk carrier fleet and the sources and supply of drybulk cargoes to be transported by sea. The capacity of the global drybulk carrier fleet seems likely to increase and there can be no assurance that economic growth will resume or continue. Adverse economic, political, social or other developments could have a material adverse effect on our business and operating results.

We may not be able to raise equity and debt financing sufficient to pay the cost of the Acquisition Vessels that we have agreed to acquire, which could have a material adverse effect on our business, financial condition, results of operations and cash flows.

We cannot assure you that the net proceeds from this and any future equity offering or debt financing would be sufficient to pay the cost of the Acquisition Vessels that we have agreed to acquire for an aggregate remaining purchase price of $134.8 million, and we currently have no drawable borrowing capacity. In addition, we used a substantial portion of our unrestricted cash and cash equivalents, aside from cash generated from operations since June 30, 2010, for vessel acquisition costs. The remaining balance of the purchase price for the seven newbuildings that we have agreed to acquire, equal to 70% of each vessel's total purchase price, is payable upon delivery of the respective vessels which have scheduled deliveries ranging from October 2011 to December 2012. We cannot assure you that the availability of equity offerings or debt financing in the future, at the time that such payment would be required, will be sufficient to satisfy our payment needs, and this could have a material adverse effect on our business, financial condition, results of operations and cash flows.

The container shipping industry is cyclical and volatile and the recent global economic recession has resulted in decreased demand for container shipping, which may negatively impact our containership operations.

Our investment in the containership industry, and future growth of our containership operations, will generally depend on continued growth in world and regional demand for container shipping services, and the recent global economic slowdown has resulted in decreased demand for container shipping and a related decrease in charter rates.

The ocean-going container shipping industry is both cyclical and volatile in terms of charter hire rates and profitability. Containership charter rates peaked in 2005 and generally stayed strong until the middle of 2008, when the effects of the recent economic crisis began to affect global container trade. Charter rates have fallen significantly since then, however, they have rebounded from near ten-year lows and are now close to their ten-year historical averages. Such improvement in charter rates may not be sustainable and charter rates could decline again in the near term. Fluctuations in charter rates result from changes in the supply and demand for ship capacity and changes in the supply and demand for the major products internationally transported by containerships. The factors affecting the supply and demand for containerships and supply and demand for products shipped in containers are outside of our control, and the nature, timing and degree of changes in industry conditions are unpredictable.

Our ability to employ the containerships in our fleet will depend upon, among other things, the state of the containership market when our containerships are available for re-employment. If the containership market is in a period of sustained depression, we may be unable to operate our containerships profitably.

Liner companies, which are the most significant charterers of containerships, have been placed under significant financial pressure, thereby increasing our charter counterparty risk.

The decline in global trade due to the economic slowdown has resulted in a significant decline in demand for the seaborne transportation of products in containers, including for exports from China to Europe and the United States.  Consequently, the cargo volumes and freight rates achieved by liner companies, which charter containerships from ship owners like us, have declined, with only marginal improvement year-to-date, adversely affecting their profitability.  The financial challenges faced by liner companies, some of which announced efforts to obtain third party aid and restructure their obligations, has reduced demand for containership charters and may increase the likelihood of our customers being unable or unwilling to pay us contracted charter rates.  The combination of the current surplus of containership capacity and the expected increase in the size of the world containership fleet over the next several years may make it difficult to secure substitute employment for our containerships if our counterparties fail to perform their obligations under the currently arranged time charters, and any new charter arrangements we are able to secure may be at lower rates.

An over-supply of drybulk carrier and containership capacity may lead to a further reduction in charter rates, which may limit our ability to operate our drybulk carriers and containerships profitably.

The market supply of drybulk carriers has been increasing, and the number of drybulk carriers on order is near historic highs. These newbuildings were delivered in significant numbers starting at the beginning of 2006 and continued to be delivered in significant numbers through 2010. As of September 2010, newbuilding orders had been placed for an aggregate of more than 54.5% of the current global drybulk fleet, with deliveries expected during the next four years.

Notwithstanding the decline in the size of the containership orderbook over the last 12 months, newbuilding containerships with an aggregate capacity of 3.8 million TEU were on order, representing 27.6% of the total fleet capacity as of September, 2010. The size of the orderbook is large relative to historical levels and will result in the increase in the size of the world containership fleet over the next few years.

An over-supply of drybulk carrier and containership capacities, particularly in conjunction with the currently reduced level of demand, may result in a further reduction of charter hire rates. If the current low drybulk carrier and containership charter rate environment persists and the global fleet capacity increases due to the delivery of newbuildings or further redeployment of previously idle drybulk carriers and containerships, upon the expiration or termination of the current charters for our vessels, we may only be able to recharter those vessels at reduced or unprofitable rates or we may not be able to charter these vessels at all.

In the highly competitive international shipping industry, we may not be able to compete for charters with new entrants or established companies with greater resources, and as a result, we may be unable to employ our vessels profitably.

We employ our vessels in a highly competitive market that is capital intensive and highly fragmented. Competition arises primarily from other vessel owners, some of whom have substantially greater resources than we do. Competition for the transportation of drybulk and container cargoes by sea is intense and depends on price, location, size, age, condition and the acceptability of the vessel and its operators to the charterers. Due in part to the highly fragmented market, competitors with greater resources than us could enter the drybulk or container shipping industry and operate larger fleets through consolidations or acquisitions and may be able to offer lower charter rates and higher quality vessels than we are able to offer. If we are unable to successfully compete with other drybulk and container shipping companies, our results of operations would be adversely impacted.

We recently expanded into and have limited experience with respect to the containership sector.

We recently expanded into the containership sector, with which we have limited experience.  The operation of containerships has certain unique risks involving, among other things, the high speeds at which containerships travel in order to move cargoes around the world quickly and minimize delivery delays, the loading or unloading of containers with highly varied cargoes and industry specific inspection procedures.  Our ability to establish containership industry relationships and a reputation for customer service and safety, as well as to acquire and renew charters with leading liner companies, will depend on a number of factors, including our ability to man our vessels with experienced containership crews and the ability to manage such risks.  Given our and Allseas' limited experience with respect to the containership industry, there is no assurance that we will be able to address the variety of vessel management risks in the containership sector or to develop and maintain commercial relationships with leading liner companies, which could adversely affect our containership business and results of operations.

We are subject to complex laws and regulations, including environmental regulations that can adversely affect the cost, manner or feasibility of doing business.

Our operations are subject to numerous laws and regulations in the form of international conventions and treaties, national, state and local laws and national and international regulations in force in the jurisdictions in which our vessels operate or are registered, which can significantly affect the ownership and operation of our vessels. These regulations include, but are not limited to the U.S. Oil Pollution Act of 1990, or OPA, the U.S. Clean Air Act, U.S. Clean Water Act and the U.S. Marine Transportation Security Act of 2002, and regulations of the International Maritime Organization, or the IMO, including the International Convention on Civil Liability for Oil Pollution Damage of 1969, the International Convention for the Prevention of Pollution from Ships of 1975, the International Convention for the Prevention of Marine Pollution of 1973, the IMO International Convention for the Safety of Life at Sea of 1974 and the International Convention on Load Lines of 1966. Compliance with such laws, regulations and standards, where applicable, may require installation of costly equipment or operational changes and may affect the resale value or useful lives of our vessels. We may also incur additional costs in order to comply with other existing and future regulatory obligations, including, but not limited to, costs relating to air emissions, the management of ballast waters, maintenance and inspection, elimination of tin-based paint, development and implementation of emergency procedures and insurance coverage or other financial assurance of our ability to address pollution incidents. These costs could have a material adverse effect on our business, results of operations, cash flows and financial condition. A failure to comply with applicable laws and regulations may result in administrative and civil penalties, criminal sanctions or the suspension or termination of our operations. Environmental laws often impose strict liability for remediation of spills and releases of oil and hazardous substances, which could subject us to liability without regard to whether we were negligent or at fault. Under OPA, for example, owners, operators and bareboat charterers are jointly and severally strictly liable for the discharge of oil within the 200-mile exclusive economic zone around the United States. An oil spill could result in significant liability, including fines, penalties and criminal liability and remediation costs for natural resource damages under other federal, state and local laws, as well as third-party damages. Additionally, we cannot predict the cost of compliance with any new regulation that may be promulgated by the United States as a result of the 2010 BP Deepwater Horizon oil spill in the Gulf of Mexico. We are required to satisfy insurance and financial responsibility requirements for potential oil (including marine fuel) spills and other pollution incidents. Although we have arranged insurance to cover certain environmental risks, there can be no assurance that such insurance will be sufficient to cover all such risks or that any claims will not have a material adverse effect on our business, results of operations, cash flows and financial condition and our ability to pay dividends, if any, in the future.

We may have difficulty properly managing our planned growth through acquisitions of our newbuilding vessels and additional vessels.

We intend to grow our business through the acquisition of our contracted newbuilding vessels and we may make selective acquisitions of other additional secondhand and newbuilding vessels. Our future growth will primarily depend on our ability to locate and acquire suitable additional vessels, enlarge our customer base, operate and supervise newbuilding vessels we may order, and obtain required debt or equity financing on acceptable terms. We have contracted to acquire seven newbuilding vessels for an aggregate remaining purchase price of $134.8 million, all of which are scheduled to be delivered from October 2011 to December 2012.

A delay in the delivery to us of any such vessel, or the failure of the seller or shipyard to deliver a vessel at all, could cause us to breach our obligations under a related charter and could adversely affect our earnings. In addition, the delivery of any of these vessels with substantial defects could have similar consequences.

A shipyard could fail to deliver a newbuilding on time or at all because of:

•	work stoppages or other hostilities, political or economic disturbances that disrupt the operations of the shipyard;

•	quality or engineering problems;

•	bankruptcy or other financial crisis of the shipyard;

•	a backlog of orders at the shipyard;

•	weather interference or catastrophic events, such as major earthquakes or fires;

•	our requests for changes to the original vessel specifications or disputes with the shipyard; or

•	shortages of or delays in the receipt of necessary construction materials, such as steel, or equipment, such as main engines, electricity generators and propellers.

 In addition, we may seek to terminate a newbuilding contract due to market conditions, financing limitations or other reasons. The outcome of contract termination negotiations may require us to forego deposits on construction and pay additional cancellation fees. In addition, where we have already arranged a future charter with respect to the terminated newbuilding contract, we would need to provide an acceptable substitute vessel to the charterer to avoid breaching our charter agreement. The delivery of any secondhand vessel we may agree to acquire could be delayed because of, among other things, hostilities or political disturbances, non-performance of the purchase agreement with respect to the vessels by the seller, our inability to obtain requisite permits, approvals or financing or damage to or destruction of the vessels while being operated by the seller prior to the delivery date.

During periods in which charter rates are high, vessel values generally are high as well, and it may be difficult to consummate vessel acquisitions or enter into newbuilding contracts at favorable prices. During periods when charter rates are low, we may be unable to fund the acquisition of newbuilding vessels, whether through lending or cash on hand. For these reasons, we may be unable to execute our growth plans or avoid significant expenses and losses in connection with our future growth efforts.

Our future dividend payments will be subject to the consent of our lenders and there can be no assurance that we will not have to suspend the payment of cash dividends in the future as a result of market conditions.

Currently, our amended credit facilities require that we obtain the prior written consent of our lenders before paying any dividend, and certain of our amended credit facilities restrict the amount of dividends we may pay to $0.125 per share per quarter ($0.50 per annum) and/or limit the aggregate amount of dividend payments paid to $12.8 million per quarter ($51.2 million per annum). If we sell all 15,000,000 of our common shares that we intend to offer pursuant to this prospectus supplement (and, as a result, issue 300,000 shares to Loretto for no consideration), it would represent a 29.9% increase in our issued and outstanding shares on which any future dividends would be paid, thereby potentially decreasing the amount per share that we would be able to pay, assuming we obtain the required prior written consent of one of our lenders, while remaining in compliance with the aggregate dollar value limits on dividend payments in our amended credit facilities. In addition, the terms of our credit facilities contain a number of financial covenants and general covenants that require us to, among other things, maintain minimum vessel market values as a percentage of total outstanding facility amount, minimum cash balances and insurance including, but not limited to, hull and machinery insurance in an amount at least equal to the fair market value of the vessels financed, as determined by third party valuations. We may not be permitted to pay dividends in any amount under our credit facilities if we are in default of any of these loan covenants or if we do not meet specified debt coverage ratios and minimum charter rate levels.

Further, in light of a lower charter rate environment and challenged financing environment, our board of directors may determine to further reduce or suspend dividend in the future. Investors in this offering are not entitled to receive this dividend.  Our dividend policy will be assessed by the board of directors from time to time. In addition, other external factors, such as our lenders imposing restrictions on our ability to pay dividends under the terms of our loan agreements, may limit our ability to pay dividends in the future.

The price of our shares of common stock after this offering may be volatile.

The price of our shares of common stock may fluctuate due to factors such as:

•	actual or anticipated fluctuations in quarterly and annual results;

•	mergers and strategic alliances in the shipping industry;

•	market conditions in the industry;

•	changes in government regulation;

•	fluctuations in our quarterly revenues and earnings and those of our publicly held competitors;

•	announcements concerning us or our competitors; and

•	the general state of the drybulk and container shipping markets and securities market.

The seaborne transportation industry has been highly unpredictable and volatile. The market for shares of common stock in this industry may be equally volatile. Consequently, you may not be able to sell shares of our common stock at prices equal to or greater than those paid by you in this offering.

The market price of shares of our common stock has fluctuated widely and the market price of shares of our common stock may fluctuate in the future.

The market price of shares of our common stock has fluctuated widely since we became a public company in August 2007 and may continue to do so as a result of many factors, including our actual results of operations and perceived prospects, the prospects of our competition and of the shipping industry in general and in particular the drybulk and container shipping sectors, differences between our actual financial and operating results and those expected by investors and analysts, changes in analysts' recommendations or projections, changes in general valuations for companies in the shipping industry, particularly the drybulk and container shipping sectors, changes in general economic or market conditions and broad market fluctuations.

Shares of our common stock have been trading below $5.00 per share, and the last reported sale price on the New York Stock Exchange on October 11, 2010 was $3.98 per share. As long as the market price of shares of our common stock remains below $5.00 per share, under stock exchange rules, our shareholders will not be able to use such shares as collateral for borrowing in margin accounts. This inability to use shares of our common stock as collateral may depress demand as certain institutional investors are restricted from investing in shares priced below $5.00 and lead to sales of such shares creating downward pressure on and increased volatility in the market price of shares of our common stock. In addition, in order to maintain the listing of shares of our common stock on the New York Stock Exchange, our stock price will need to comply with the New York Stock Exchange's minimum share price requirements.

You will experience immediate dilution as a result of this offering, including the issuance of shares of our common stock to Loretto in connection with this offering, and may experience additional dilution in the future.

If we sell all of the 15,000,000 of our common shares offered pursuant to this prospectus supplement (and, as a result, issue 300,000 common shares to Loretto for no consideration), we will have approximately 66,524,599 common shares outstanding, excluding an aggregate of 322,006 common shares underlying outstanding options and warrants, with exercise prices ranging from $10.00 to $12.00 per share, which represents in the aggregate an increase of approximately 29.9% in our issued and outstanding common shares.  Because the sales of the common shares offered hereby will be made directly into the market or in negotiated transactions, the prices at which we sell these shares will vary and these variations may be significant.  Purchasers of the shares we sell, as well as our existing shareholders, will experience significant dilution if we sell shares at prices significantly below the price at which they invested.

Pursuant to an agreement with Loretto which we entered into in connection with its acquisition of shares of our common stock in November 2009, we will issue Loretto up to 300,000 shares of common stock at no cost in connection with this offering, which will result in dilution to our shareholders. Loretto will receive additional shares of common stock on the same terms in any future issuances of equity securities (other than issuance of shares pursuant to exercise of our outstanding warrants and under our equity incentive plan) which will result in further dilution to our shareholders.

Furthermore, you may incur additional dilution from any future equity offering and upon the issuance of additional shares of our common stock upon the exercise of our outstanding warrants and upon the exercise of options that we have granted to certain of our officers and directors or upon the issuances of additional restricted stock pursuant to our equity incentive plan.

Future sales of shares of our common stock could cause the market price of our shares of common stock to decline.

Assuming we sell all of the 15,000,000 shares of common stock that we may sell under the CEO Sales Agreement, upon consummation of this offering and the issuance of additional shares of our common stock to Loretto, Mr. Michael Bodouroglou, our chairman, chief executive officer, will beneficially own 9,514,206 shares of common stock, or approximately 14.3% of our outstanding capital stock.  Of these shares, 9,214,206 have been registered for resale under the Securities Act of 1933, as amended, or the Securities Act. Shares beneficially owned by Mr. Bodouroglou will, however, be subject to a lock-up agreement with CF & Co. expiring on the earlier of (i) 180 days after the date of this prospectus supplement and (ii) 90 days after the termination of this offering. Additionally, the up to 300,000 shares to be issued to Loretto in connection with this offering may not be resold until one year from their date of issuance under the terms of the agreement we entered into with Loretto in November 2009, and, unless subsequently registered, sold only subject to the volume, manner of sale and notice requirements of Rule 144 under the Securities Act. Sales or the possibility of sales of substantial amounts of shares of our common stock by Mr. Bodouroglou or our other current shareholders in the public markets could adversely affect the market price of our shares of common stock.

USE OF PROCEEDS

We intend to use the net proceeds from the sale of securities offered by this prospectus supplement for general corporate purposes, which may include capital expenditures, repayment of indebtedness, and, as needed, to enhance our liquidity and to make additional vessel acquisitions, if market conditions warrant.

CAPITALIZATION

The following table sets forth our capitalization as of June 30, 2010:

•	on an actual basis;

•	on an as adjusted basis giving effect to the following transactions which occurred during the period July 1 to October 12, 2010:

(i)	loan proceeds received of $22.0 million relating to the new loan facility with HSBC which was drawn in full;

(ii)	loan proceeds received of $48.0 million relating the new loan facility with Credit Suisse AG which was drawn in full;

(iii)	scheduled debt repayments in the amount of approximately $10.3 million;

(iv)
cash dividend of $0.05 per share of common stock with respect to the second quarter of 2010, which was paid on August 30, 2010 to shareholders of record on August 16, 2010, in the aggregate amount of approximately $2.6 million; and

(v)	cancellation of an aggregate of 8,434 shares of our common stock pursuant to agreements under our equity incentive plan under which such shares of common stock were issued; and

(vi)	the repayment of a portion of our loan facility with Commerzbank in the amount of $12.7 million on October 12, 2010 as a result of the sale of M/V Clean Seas;

•	on an as further adjusted basis giving effect to:

(i)
our issuance and sale of 15,000,000 common shares pursuant to this prospectus supplement at an assumed offering price of $3.98 per share, which was the last reported closing price of our common shares on October 11, 2010, resulting in net proceeds of approximately $58.3 million, after deducting the estimated commission of 2.0% of gross proceeds and estimated offering expenses of approximately $250,000.

(ii)	the issuance of 300,000 shares of common stock for no cash consideration to Loretto in connection with this offering.

Other than these adjustments, there has been no material change in our capitalization from debt or equity issuances, re-capitalizations or special dividends between June 30, 2010 and the date of this prospectus supplement.
        As of June 30, 2010, we had $73.6 million in cash and cash equivalents and restricted cash of $42.7 million. On an "as adjusted" and an "as further adjusted" basis, cash and cash equivalents amounted to approximately $2.5 million and $60.8 million, respectively, along with restricted cash of approximately $42.7 million on both an "as adjusted" and  "as further adjusted" basis.  These "as adjusted" amounts take into account the factors described above under "as adjusted" basis and as "as further adjusted", as applicable, and in each case includes the net expenditures of $115.4 million for vessel purchases and divestitures during the period, but does not take into consideration the cash flow from operations of the Company.

The historical data in the table is derived from and should be read in conjunction with our unaudited condensed consolidated financial statements, including accompanying notes, and the section entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations" contained in our Report on Form 6-K filed on August 10, 2010, related to the financial information of the Company for the six-month period ended June 30, 2010 and incorporated by reference herein.

	As of June 30, 2010
	Actual	As Adjusted	As Further Adjusted

Long-term debt, including current portion (1) (2):	$289,585	$336,560	$336,560

Shareholders' equity:

Preferred shares, $0.001 par value; 25,000,000 authorized, none issued, none outstanding	—	—	—

Class A common shares, $0.001 par value; 750,000,000 authorized, 51,233,033 issued and outstanding actual; 51,224,599 issued and outstanding as adjusted and 66,524,599 issued and outstanding as further adjusted (3)	51	51	66

Class B common shares, $0.001 par value; 5,000,000 authorized, none issued and outstanding	—	—	—

Additional paid-in capital	413,466	413,466	472,901

Retained earnings	58,938	56,377	55,183

Total shareholders' equity	472,455	469,894	528,150

Total capitalization	$762,040	$806,454	$864,710
_________________
(1)	All of our indebtedness is secured.
(2)	Total debt does not include the fair value of the derivative liabilities, which was $5.9 million as of June 30, 2010.
(3)
Does not include an aggregate of 322,006 shares of common stock issuable upon the exercise of our outstanding warrants at an exercise price of $10.00 per share, which expire in November 2011, and upon the exercise of outstanding options, with an exercise price of $12.00 per share, issued pursuant to our equity incentive plan.

PRICE RANGE OF COMMON SHARES AND DIVIDENDS

Under our amended and restated articles of incorporation, as of the date of this prospectus supplement, our authorized capital stock consists of 750 million Class A common shares, par value $0.001 per share, of which 51,224,599 shares are issued and outstanding; five million authorized Class B common shares, par value $0.001 per share, of which no shares are issued and outstanding and 25 million shares of preferred stock, par value $0.001 per share, of which no shares are issued and outstanding. Unless otherwise noted, "common shares" always refers to Class A common shares. Our authorized Class A common shares were increased to 750 million shares, effective April 7, 2010, by our shareholders at a special meeting held on March 30, 2010. All of our shares of stock are in registered form.

Shares of our common stock entitle the holder to one vote per share. Shares of our common stock were first offered on the NASDAQ Global Market on August 9, 2007 at an initial price of $16.00 per share. Although our common stock was originally traded on the NASDAQ Global Market under the symbol "PRGN," we switched to trading on the New York Stock Exchange in March 2010 under the same symbol.

The following table sets forth, for the periods indicated, the high and low closing sales prices for shares of our common stock as reported on the NASDAQ Global Market and the New York Stock Exchange . The closing sale price of our common stock on the New York Stock Exchange on October 11, 2010, was $3.98 per share.

For The Year Ended	Low	High	Dividends Per Share
December 31, 2007(1)	$14.50	$27.00	$0.875	(2)
December 31, 2008	$2.37	$21.80	$1.4875
December 31, 2009	$2.87	$6.12	$0.20

For The Quarter Ended	Low	High	Dividends Per Share	Quarter Paid
March 31, 2008	$13.68	$18.80	$0.4375	2Q 2008
June 30, 2008	$15.10	$21.80	$0.50	3Q 2008
September 30, 2008	$8.12	$16.95	$0.50	4Q 2008
December 31, 2008	$2.37	$8.73	$0.05	1Q 2009
March 31, 2009	$2.87	$6.12	$0.05	2Q 2009
June 30, 2009	$3.15	$5.91	$0.05	3Q 2009
September 30, 2009	$3.33	$4.88	$0.05	4Q 2009
December 31, 2009	$4.00	$5.41	$0.05	1Q 2010
March 31, 2010	$4.29	$5.16	$0.05	2Q 2010
June 30, 2010	$3.55	$5.01	$0.05	3Q 2010
September 30, 2010	$3.44	$4.28

For The Months Ended	Low	High
April 2010	$4.61	$5.01
May 2010	$3.95	$4.85
June 2010	$3.55	$4.05
July 2010	$3.44	$4.20
August 2010	$3.59	$4.28
September 2010	$3.75	$4.02
October 1 to October 11, 2010	$3.95	$3.98

_______________
(1)	For the period from August 9, 2007, the date on which our common stock began trading on the NASDAQ Global Market, until the end of the period.
(2)
This does not include an aggregate of $1.475 in dividends per share paid to shareholders in respect of the period from the commencement of our operations through June 30, 2007, as well as a special dividend payable to shareholders of record on July 2, 2007, all of which occurred prior to our initial public offering.

Dividend Policy

Our dividend policy is to pay quarterly dividends to the holders of our shares of common stock in February, May, August and November of each year in amounts substantially equal to our available cash flow from operations during the previous quarter, less cash expenses for that quarter (principally vessel operating expenses and interest expense) and any reserves our board of directors determines we should maintain for reinvestment in our business. There is no assurance that we will pay any dividends on our shares of common stock in any quarter, and the payment of any dividend is subject to the discretion of our board of directors, Marshall Islands law and restrictions contained in our credit facilities. Our amended loan agreements contain restrictions, including the requirement that we obtain the prior written consent of each of our lenders before paying any dividends and imposes caps on the per share and aggregate dividend that we may pay in any year pursuant to the terms of certain of our other credit facilities. Please read "Dividend Policy" contained in our Annual Report on Form 20-F for the year ended December 31, 2009 and incorporated by reference herein and the section of the prospectus entitled "Risk Factors."

TAX CONSIDERATIONS

You should carefully read the discussion of the principal U.S. federal income tax, Marshall Islands and Liberian tax considerations associated with our operations and the acquisition, ownership and disposition of our common shares set forth in the section of our Annual Report on Form 20-F for the year ended December 31, 2009, entitled "Item 10 E. Additional Information—Taxation," which provides certain additional information that may be relevant to an investment decision by U.S. Holders (as such term is defined in the discussion included in our Annual Report on Form 20-F). In the event the U.S. Internal Revenue Service were to find that we are or have been a Passive Foreign Investment Company for any taxable year, we intend to notify the investing public of such finding via a press release and to make pertinent tax information available via our public website http://www.paragonship.com. This web address is provided as an inactive textual reference and does not constitute a part of this prospectus supplement.

PLAN OF DISTRIBUTION

On October 12, 2010, we and CF&Co. entered into the CEO Sales Agreement pursuant to which we may offer and sell from time to time through CF&Co. up to 15 million of our common shares through CF&Co. as our sales agent.  This prospectus supplement relates to the offer and sale of such 15,000,000 common shares, subject to the maximum aggregate gross offering price then remaining under our registration statement on Form F-3 (Registration No. 333-164370), or the Registration Statement, which was declared effective by the SEC on February 5, 2010, pursuant to the CEO Sales Agreement.

Pursuant to the CEO Sales Agreement, CF&Co., as our sales agent, will use its commercially reasonable efforts, consistent with its normal sales and trading practices, to sell our common shares under the terms and subject to the conditions set forth in the CEO Sales Agreement.  Sales of our common shares, if any, under this prospectus supplement may be made in privately negotiated transactions or by any method permitted by law deemed to be an "at-the-market" equity offering as defined in Rule 415 under the Securities Act, including without limitation, sales made directly on or through the NYSE, the existing trading market for our common shares, sales on any other existing trading market for our common shares, or sales made to or through a market maker other than on an exchange, at market prices prevailing at the time of sale or at prices related to such prevailing market prices.  As our sales agent, CF&Co. will not engage in any transactions that stabilize our common shares.

In addition, if agreed by us and CF&Co., some or all of the common shares covered by this prospectus supplement may be sold through:

•	ordinary brokerage transactions and transactions in which a broker solicits purchasers;

•	purchases by a broker-dealer, as principal, and resale by the broker-dealer for its account; or

•	a block trade in which a broker-dealer will attempt to sell as agent, but may position or resell a portion of the block, as principal, in order to facilitate the transaction.

To comply with the securities laws of certain jurisdictions, if applicable, the common shares must be offered or sold only through registered or licensed brokers or dealers. In addition, in certain jurisdictions, the common shares may not be offered or sold unless they are registered or qualified for sale or an exemption is available and complied with.

CF&Co. will offer our common shares pursuant to the terms and conditions of the CEO Sales Agreement on any trading day or as otherwise determined by us and CF&Co.  We may designate the maximum amount and minimum price of our common shares to be sold through CF&Co. on a daily basis or otherwise determine such amounts together with CF&Co.  Pursuant to the terms and conditions of the CEO Sales Agreement, CF&Co. will use its commercially reasonable efforts to sell on our behalf all of our designated common shares.  We may instruct CF&Co. not to sell common shares if the sales cannot be effected at or above the minimum price designated by us in any such instruction, or we may instruct CF&Co. to sell our common shares so as to realize a designated minimum price per share for all common shares sold over a designated time period or so as to seek to raise a designated minimum dollar amount of gross proceeds from sales of all such common shares over a designated time period.  We or CF&Co. may suspend the offering of common shares being made through CF&Co. under the CEO Sales Agreement upon proper notice to the other party.

We will pay CF&Co. commissions for its services in acting as our sales agent in the sale of our common shares.  Under the CEO Sales Agreement, CF&Co. will be entitled to commissions equal to 2% of the gross proceeds of any of our common shares sold pursuant to "at-the-market" offerings and 4% of the gross proceeds of the sale of any common shares in negotiated transactions.  The remaining sales proceeds, after deducting any expenses payable by us and any transaction fees imposed by any governmental or self-regulatory organization in connection with the sales, will equal our net proceeds for the sale of the common shares. We estimate that the total expenses for the offering, excluding commissions payable to CF&Co. under the CEO Sales Agreement, will be approximately $250,000.  If all 15 million common shares are sold under the CEO Sales Agreement in "at-the-market" offerings at an assumed price of $3.98 per share, the last reported closing price of our common shares on the New York Stock Exchange on October 11, 2010, the total commissions to be paid to CF&Co. would be approximately $1.2 million.

Settlement for sales of our common shares will occur on the third trading day following the date on which any sales are made, or on some other date that is agreed upon by us and CF&Co. in connection with a particular transaction, in return for payment of the net proceeds to us.  There are no arrangements to place any of the proceeds of this offering in an escrow, trust or similar account.

In connection with the sale of the common shares on our behalf, CF&Co. may be deemed to be an "underwriter" within the meaning of the Securities Act, and commissions payable by us to CF&Co. may be deemed to be underwriting commissions.  Pursuant to the CEO Sales Agreement, we have agreed to provide indemnification and contribution to CF&Co. against certain liabilities relating to the selling of our commons hares, including liabilities under the Securities Act.  CF&Co. may engage in transactions with, or perform other services for, us in the ordinary course of business.

The offering of our common shares pursuant to the CEO Sales Agreement will terminate upon the earliest of (1) the sale of all of the common shares pursuant to the CEO Sales Agreement through CF&Co. on the terms and subject to the conditions set forth in the CEO Sales Agreement, (2) the aggregate gross sale price of common shares sold pursuant to the CEO Sales Agreement equaling the maximum amount remaining under the Registration Statement, or (3) other termination of the CEO Sales Agreement pursuant to its terms.  The CEO Sales Agreement may be terminated by us or CF&Co. pursuant to its terms by giving requisite notice to the other party.

No Sales of Similar Securities by our Directors, Officers and Certain Shareholders

Each of our officers and directors, and Innovation Holdings and Loretto Finance Inc., have agreed that, for a period expiring on the earlier of (i) 180 days from the date of this prospectus supplement and (ii) 90 days from the termination of the offering contemplated by this prospectus supplement, they will not, without the prior written consent of CF & Co., dispose of or hedge any shares of our common stock or any securities convertible into or exchangeable for our common stock, subject to certain exceptions.  CF& Co. in its sole discretion, may release any of the securities subject to these lock-up agreements at any time without notice.

The restricted period described in the preceding paragraph will be extended if:

•           during the last 17 days of the restricted period we issue an earnings release or announce material news or a material event; or

•           prior to the expiration of the restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the restricted period, in which case the restrictions described in the preceding paragraph will continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the announcement of the material news or event.

EXPENSES

The following are the estimated expenses of the issuance and distribution of the securities that are being offered pursuant to this prospectus supplement, all of which will be paid by us.

Legal fees and expenses	$ 100,000
Accounting fees and expenses	$ 75,000
New York Stock Exchange Fees	$ 15,000
Transfer agent fees	$ 20,000
Miscellaneous	$ 40,000
Total	$250,000

LEGAL MATTERS

The validity of the common shares offered by this prospectus supplement with respect to Marshall Islands law and certain other legal matters relating to United States and Marshall Islands law will be passed upon for us by Seward & Kissel LLP, New York, New York. The sales agent is being represented by Morgan, Lewis & Bockius LLP, New York, New York.

EXPERTS

The consolidated financial statements incorporated into this prospectus supplement by reference from the Company's Annual Report on Form 20-F for the year ended December 31, 2009, and the effectiveness of Paragon Shipping Inc.'s internal control over financial reporting have been audited by Deloitte Hadjipavlou, Sofianos & Cambanis S.A., an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference.  Such financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form F-3 regarding the common shares offered by this prospectus supplement. This prospectus supplement, which forms a part of the registration statement, does not contain all of the information found in the registration statement, as permitted by SEC rules and regulations. For further information regarding us and the common shares offered in this prospectus supplement, you may wish to review the full registration statement, including its exhibits. The registration statement, including the exhibits, may be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. Copies of this material can also be obtained upon written request from the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates or from the SEC's website on the Internet at http://www.sec.gov free of charge. Please call the SEC at 1-800-SEC-0330 for further information on public reference rooms. Our registration statement can also be inspected and copied at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

As a foreign private issuer, we are exempt under the U.S. Securities Exchange Act of 1934, as amended, or the Exchange Act, from, among other things, certain rules prescribing the furnishing and content of proxy statements, and our executive officers, directors and principal stockholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we are not required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act, including the filing of quarterly reports or current reports on Form 8-K. However, we intend to make available quarterly reports containing our unaudited interim financial information for the first three quarters of each fiscal year.

Information Incorporated by Reference

The SEC allows us to "incorporate by reference" information that we file with, or furnish to it. This means that we can disclose important information to you by referring you to those filed documents. The information incorporated by reference is considered to be a part of this prospectus supplement, and information that we file later with the SEC before all of the securities offered by this prospectus are sold will also be considered to be part of this prospectus supplement and will automatically update and supersede previously filed information, including information contained in this document.  Please see the section of the accompanying prospectus entitled "Where You Can Find Additional Information" for a list of the documents that we have filed with, or furnished to, the SEC and that are incorporated by reference into this prospectus supplement and the accompanying prospectus.

We incorporate by reference the documents listed below and any future filings made with the Commission under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934:

•
Our current reports on Form 6-K filed with the Commission on April 6, 2010, April 12, 2010, April 21, 2010, April 26, 2010, May 4, 2010, May 6, 2010, June 30, 2010, July 14, 2010, July 21, 2010 and the second report on Form 6-K filed on August 10, 2010, which contains the Management's Discussion and Analysis of Financial Condition and Results of operations for the six months ended June 30, 2010 of our Company, and our unaudited interim condensed consolidated financial statements for the six months ended June 30, 2010 and the accompanying notes thereto;

•	Our Annual Report on Form 20-F for the year ended December 31, 2009 filed with the Commission on March 31, 2010; and

•	Our registration statement filed with the Commission on Form 8-A12B on March 18, 2010.

We are also incorporating by reference all subsequent annual reports on Form 20-F that we file with the SEC and reports on Form 6-K that we furnish to the SEC after the date of this prospectus supplement that state they are incorporated by reference into this prospectus supplement until we file a post-effective amendment indicating that the offering of the securities made by this prospectus has been terminated. In all cases, you should rely on the later information over different information included in this prospectus or prospectus supplement.

We will provide without charge to each person to whom this prospectus is delivered a copy of any or all of the foregoing documents, and any other documents that are incorporated herein by reference (other than exhibits, unless those exhibits are specifically incorporated by reference into those documents) upon written or oral request. Requests for those documents should be directed to our principal executive office at the following address:

Paragon Shipping Inc.
15 Karamanli Ave
GR 16673
Voula, Greece
+30 (210) 891 4600

$500,000,000

and

9,214,206 of our Common Shares
Offered by Selling Shareholders

Paragon Shipping Inc.

Through this prospectus, we may periodically offer:

(1)	our common shares, which include preferred stock purchase rights,

(2)	our preferred shares,

(3)	our debt securities, which may be guaranteed by one or more of our subsidiaries,

(4)	our warrants,

(5)	our purchase contracts, and

(6)	our units.

The aggregate offering price of all securities issued under this prospectus may not exceed $500.0 million. In addition, the selling shareholders named in the section "Selling Shareholders" may sell in one or more offerings pursuant to this registration statement up to 9,214,206 of our common shares that were previously acquired in private transactions. We will not receive any of the proceeds from the sale of our common shares by the selling shareholders.

The prices and other terms of the securities that we will offer will be determined at the time of their offering and will be described in a supplement to this prospectus.

Our common shares are currently listed on the Nasdaq Global Market under the symbol "PRGN."

The securities issued under this prospectus may be offered directly or through underwriters, agents or dealers.  The names of any underwriters, agents or dealers will be included in a supplement to this prospectus.

An investment in these securities involves risks.  See the section entitled "Risk Factors" on page 6.  You should read this prospectus and any accompanying prospectus supplement carefully before you make your investment decision.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is February 5, 2010.

TABLE OF CONTENTS

PROSPECTUS SUMMARY	1
RISK FACTORS	5
USE OF PROCEEDS	5
FORWARD LOOKING STATEMENTS	6
PER SHARE MARKET PRICE INFORMATION	7
RATIO OF EARNINGS TO FIXED CHARGES	8
SELLING SHAREHOLDERS	9
CAPITALIZATION	10
PLAN OF DISTRIBUTION	11
ENFORCEMENT OF CIVIL LIABILITIES	12
MATERIAL U.S. AND MARSHALL ISLANDS INCOME TAX CONSIDERATIONS	13
DESCRIPTION OF CAPITAL STOCK	17
DESCRIPTION OF PREFERRED SHARES	17
DESCRIPTION OF WARRANTS	17
DESCRIPTION OF DEBT SECURITIES	18
DESCRIPTION OF PURCHASE CONTRACTS	29
DESCRIPTION OF UNITS	29
EXPENSES	30
LEGAL MATTERS	30
EXPERTS	30
WHERE YOU CAN FIND ADDITIONAL INFORMATION	31

Unless otherwise indicated, all references to "dollars" or "$" in this prospectus are to, and amounts presented in, U.S. dollars and financial information presented in this prospectus that is derived from financial statements incorporated by reference is prepared in accordance with the U.S. generally accepted accounting principles.

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or the Commission, using a shelf registration process.  Under the shelf registration process, we may sell the common shares, preferred shares, debt securities, warrants, purchase contracts and units described in this prospectus in one or more offerings up to a total dollar amount of $500.0 million.  In addition, the selling shareholders may sell in one or more offerings pursuant to this registration statement up to 9,214,206 of our common shares that were previously acquired in private transactions.  This prospectus provides you with a general description of the securities we or the selling shareholders may offer.  Each time we or the selling shareholders offer securities, we will provide you with a prospectus supplement that will describe the specific amounts, prices and terms of the offered securities.  The prospectus supplement may also add, update or change the information contained in this prospectus.  You should read carefully both this prospectus and any prospectus supplement, together with the additional information described below.

This prospectus does not contain all the information provided in the registration statement that we filed with the Commission.  For further information about us or the securities offered hereby, you should refer to that registration statement, which you can obtain from the Commission as described below under "Where You Can Find More Information."

PROSPECTUS SUMMARY

This section summarizes some of the information that is contained later in this prospectus or in other documents incorporated by reference into this prospectus.  As an investor or prospective investor, you should review carefully the risk factors incorporated by reference into this registration statement from the Company's Annual Report on Form 20-F filed on May 20, 2009 and the more detailed information that appears later in this prospectus or is contained in the documents that we incorporate by reference into this prospectus.

Unless the context otherwise requires, as used in this prospectus, the terms "we," "our," and the "Company" refer to Paragon Shipping Inc. and all of its subsidiaries.

We use the term deadweight, or "dwt," in describing the size of vessels.  Dwt, expressed in metric tons each of which is equivalent to 1,000 kilograms, refers to the maximum weight of cargo and supplies that a vessel can carry.

Our Company

We are Paragon Shipping Inc., a Marshall Islands company that owns and operates a fleet of drybulk carriers that transport iron ore, coal, grain and other dry cargoes along worldwide shipping routes.

As of January 15, 2010, our operating fleet consisted of seven Panamax drybulk carriers, two Handymax drybulk carriers and two Supramax drybulk carriers with an aggregate capacity of approximately 719,483 dwt and a weighted average age of 7.9 years.  Allseas Marine S.A., which we refer to as Allseas, is a company controlled by our chairman and chief executive officer, Mr. Michael Bodouroglou, which provides the commercial and technical management of our vessels.

Our Fleet

The following table presents certain information concerning the drybulk carriers in our fleet as of the date of this prospectus.

Vessel Name	Vessel Type	Year Built	Charterer Name	Gross Charter Rate (1)	Re-Delivery from Charterer (2)

					Earliest	Latest

Clean Seas (3)	Handymax	1995	Cosco Bulk	17,250	Jan. 2011	Mar. 2011
Crystal Seas(4)	Handymax	1995	Cosco Bulk	33,000	Aug. 2011	Nov. 2011
Deep Seas	Panamax	1999	Morgan Stanley	15,000	Sept. 2011	Dec. 2011
Calm Seas(5)	Panamax	1999	Korea Line Corp.	37,000	Jan. 2010	Apr. 2010
Kind Seas	Panamax	1999	Deiulemar Shipping	45,500	Nov. 2011	Feb. 2012
Sapphire Seas(6)	Supramax	2005	Korea Line Corp.	22,750	May 2010	Jul. 2010
Pearl Seas(7)	Panamax	2006	Korea Line Corp.	37,300	Aug. 2011	Oct. 2011
DiamondSeas (8)	Panamax	2001	Eastern Ocean Transportation Co. (9)	27,500	May 2010	July 2010
Coral Seas(10)	Panamax	2006	BHP Biliton Marketing AG.	23,500	Jan. 2010	Feb. 2010
Golden Seas(11)	Panamax	2006	Deiulemar Shipping	43,500	Sep. 2011	Nov. 2011
Friendly Seas	Supramax	2008	Deiulemar Compagnia	33,750	Apr. 2014	Aug. 2014

(1)
Daily charter hire rates in this table do not reflect commissions which are payable by the Company to third party chartering brokers and Allseas Marine, S.A. ranging from 1.25% to 6.25%, including the 1.25% to Allseas.

(2)	The date range provided represents the earliest and latest date on which the charterer may redeliver the vessel to us upon termination of the charter.

(3)
On April 15, 2009, we entered into an agreement with Cosco Bulk Carrier Co. Ltd. to extend the current employment of the Clean Seas for a period of 12 to 14 months commencing on January 4, 2010 at a gross daily charter rate of $17,250 and a commission of 6.25%. The vessel was delivered to its current charterers on January 25, 2009.

(4)
On April 15, 2009, we agreed with Cosco Bulk Carrier Co. Ltd. to reduce the gross daily charter rate for Crystal Seas to $23,000 per day for the period commencing May 1, 2009 and ending December 31, 2009. As of January 1, 2010, the daily charter rate returned to its original level of $33,000 per day and will be payable until the expiration of the charter period.

(5)
On June 29, 2009, we agreed with Intermare Transport GMBH to enter into a new time charter agreement regarding the next employment of Calm Seas at a gross daily rate of $15,775 for a period of 23 to 26 months, and a commission of 6.25%. The time charter will commence between January, 2010 and April, 2010 and will expire between December, 2011 and July, 2012.

(6)
The daily charter rate for Sapphire Seas decreased to $22,750 as of June 24, 2009. On November 4, 2009, we agreed with STX Panocean (U.K.) Co. Ltd. to enter into a new time charter agreement for Sapphire Seas. The time charter is for a period of approximately 23 to 25 months at a gross daily charter rate of $13,700 and it will commence after the expiration of the current time charter to Korea Line Corporation.

(7)
On June 22, 2009, we agreed with Korea Line Corporation to reduce the gross daily charter rate for Pearl Seas to $37,300 per day from June 23, 2009 until the expiration of the charter period. We also agreed to extend the current employment of Pearl Seas for an optional period (at our option) of 26 to 28 months commencing on August 11, 2011 at a gross daily charter rate of $32,500 and a commission of 6.25%. In case the Panamax spot market increases above $32,500 per day (based on the previous quarterly average of the BPI), then an additional amount above such level shall be shared 50/50 between us and the charterer. The time charter commenced on September 11, 2008 and assuming all extension options are exercised it will expire between October, 2013 and December, 2013.

(8)
On October 20, 2009, we agreed with Bunge S.A. to enter into a new time charter agreement regarding the next employment of Diamond Seas on a period time charter for 23 to 25 months at a gross daily rate of $16,250. Bunge S.A. also has the option to charter the vessel for a further 11 to 13 months at a gross daily rate of $18,500 during the option period. This contract is scheduled to commence between April and July 2010 after the expiration of the present charter

(9)
On November 19, 2009, we entered into a novation agreement between existing charterers "Vespucci Marine" and new charterers "Eastern Ocean Transportation Co. Ltd." whereby as from November 21, 2009, Eastern Ocean Transportation Co. Ltd. would take over all the responsibilities of the charter party dated March 12, 2007.

(10)
On June 29, 2009, we agreed with Intermare Transport GMBH to enter into a new time charter agreement regarding the next employment of Coral Seas at a gross daily rate of $15,775 for a period of 23 to 26 months, and a commission of 6.25%. The time charter will commence between December 2009 and March 2010 and will expire between November 2011 and May 2012.

(11)
The charter of the Golden Seas was originally entered into with Transfield Shipping Inc., which in turn sub-chartered the vessel to Deiulemar Shipping S.P.A. On March 25, 2009, Transfield Shipping Inc. assigned all of its rights under the sub-charter to us. The material terms of the sub-charter assigned to us are identical to the original charter with the exception of the daily charter rate, which is $43,500 (the original daily charter rate was $48,000).

Each of our vessels is owned through a separate wholly-owned Liberian or Marshall Islands subsidiary.

Allseas is responsible for the technical and commercial management of our vessels.  Technical management services include arranging for and managing crews, maintenance, drydocking, repairs, insurance, maintaining regulatory and classification society compliance and providing technical support.  Commercial management services include chartering, monitoring the mix of various types of charters, such as time charters and voyage charters, monitoring the performance of our vessels, the sale and purchase of vessels and legal, finance and accounting functions.

Pursuant to separate management agreements that we have entered into with Allseas for each of our vessels, the terms of which have been approved by our independent directors, we are obligated to pay Allseas a technical management fee that is payable monthly in advance on a per vessel per day basis and is based on a dollar/Euro exchange rate.  The management fee is adjusted quarterly based on the dollar/Euro exchange rate as published by EFG Eurobank Ergasias S.A. two days prior to the end of the previous calendar quarter.  The management fee adjusted to $783 per day as of January 1, 2009 for the first quarter of 2009, commensurate with inflation on an annual basis by reference to the official Greek inflation rate for the previous year, as published by the Greek National Statistical Office.  The management fee adjusted to $746 and $773 per day for the second and third quarters of 2009, respectively, based on the U.S. dollar/Euro exchange rate published two days prior to the end of the previous calendar quarter.  Under an administrative service agreement with Allseas, Allseas provides telecommunication services, secretarial and reception personnel and equipment, security facilities, cleaning for our offices and information technology services.  The agreement provides that all costs and expenses incurred in connection with the provision of the above services by Allseas be reimbursed on a quarterly basis.  We also pay Allseas a fee equal to 1.25% of the gross freight, demurrage and charter hire collected from the employment of our vessels.  Allseas also earns a fee equal to 1.0% calculated on the price as stated in the relevant memorandum of agreement for any vessel bought or sold on our behalf, with the exception of the two vessels in our fleet that we acquired from entities affiliated with our chairman and chief executive officer.  Additional drybulk carriers that we may acquire in the future may be managed by Allseas or by unaffiliated management companies.  For the nine months ended September 30, 2009, we incurred $2.7 million in management fees including fees for legal, accounting and finance services and $1.4 million in chartering commissions.

We primarily employ our vessels on time charters for a medium- to long-term period of time.  We may also employ our vessels in the spot charter market, on voyage charters or short-term time charters, which generally last from 10 days to three months.  A time charter, whether for a longer period or in the spot charter market for a short-term period, is generally a contract to charter a vessel for a fixed period of time at a set daily rate.  Under a time charter, the charterer pays voyage expenses such as port, canal and fuel costs.  A spot market voyage charter is generally a contract to carry a specific cargo from a load port to a discharge port for an agreed upon total amount and we pay voyage expenses such as port, canal and fuel costs.  Whether our drybulk carriers are employed in the spot market or on time charters, we pay for vessel operating expenses, which include crew costs, provisions, deck and engine stores, lubricating oil, insurance, maintenance and repairs.  We are also responsible for each vessel's intermediate and special survey costs.

Our vessels operate worldwide within the trading limits imposed by our insurance terms and do not operate in areas where United States, European Union or United Nations sanctions have been imposed.

Corporate Structure

Paragon Shipping Inc. is a holding company existing under the laws of the Marshall Islands.  We maintain our principal executive offices at 15 Karamanli Ave, GR 16673, Voula, Greece.  Our telephone number at that address is (011) (30) (210) 891 4600.  Our website address is www.paragonship.com.  The information on our website is not a part of this prospectus.

The Securities

We may use this prospectus to offer up to $500.0 million of:

•	common shares, including preferred stock purchase rights;

•	preferred shares;

•	debt securities, which may be guaranteed by one or more of our subsidiaries;

•	warrants;

•	purchase contracts; and

•	units.

We may also offer securities of the types listed above that are convertible or exchangeable into one or more of the securities listed above.

In addition, the selling shareholders may sell in one or more offerings pursuant to this registration statement up to 9,214,206 of our common shares that were previously acquired in private transactions. We will not receive any of the proceeds from the sale of our common shares sold by the selling shareholders.

A prospectus supplement will describe the specific types, amounts, prices, and detailed terms of any of these securities that we or the selling shareholders may offer and may describe certain risks associated with an investment in the securities. Terms used in the prospectus supplement will have the meanings described in this prospectus, unless otherwise specified.

RISK FACTORS

An investment in our common shares involves a high degree of risk.  You should carefully consider the risks and the discussion of risks under the heading "Risk Factors" in our annual report on Form 20-F for the year ended December 31, 2008 and the documents we have incorporated by reference into this document that summarize the risks that may materially affect our business before making an investment in our common shares.  Please see "Incorporation of Certain Documents by Reference."  In addition, you should consider carefully the risks set forth under the heading "Risk Factors" in any prospectus supplement before investing in the securities offered by this prospectus.  The occurrence of one or more of those risk factors could adversely impact our results of operations or financial condition.

The market price of our common shares may be unpredictable and volatile.

The market price of our common shares may fluctuate due to factors such as actual or anticipated fluctuations in our quarterly and annual results and those of other public companies in our industry, mergers and strategic alliances in the shipping industry, market conditions in the shipping industry, changes in government regulation, shortfalls in our operating results from levels forecast by securities analysts, announcements concerning us or our competitors and the general state of the securities market.  The shipping industry has been highly unpredictable and volatile.  The recent downturn in the drybulk charter market, from which we derive substantially all of our revenues, has severely affected the drybulk shipping industry and has adversely affected our business.  The decline in charter rates in the drybulk market also affects the value of our drybulk vessels, which follow the trends of drybulk charter rates, and earnings on our charters, and similarly, affects our cash flows, liquidity and compliance with the covenants contained in our loan agreements. The decline in the drybulk carrier charter market has had and may continue to have additional adverse consequences for our industry including an absence of financing for vessels, no active secondhand market for the sale of vessels, charterers' seeking to renegotiate the rates for existing time charters, and widespread loan covenant defaults in the drybulk shipping industry. Accordingly, the value of our common shares may be highly volatile and could be substantially reduced.  Therefore, you may not be able to sell any of our common shares you may have purchased at a price greater than or equal to its original purchase price.

Future sales of our common shares could cause the market price of our common shares to decline.

The market price of our common shares could decline due to sales of a large number of our shares in the market or the perception that such sales could occur.  This could depress the market price of our common shares and make it more difficult for us to sell equity securities in the future at a time and price that we deem appropriate, or at all.

USE OF PROCEEDS

Unless we specify otherwise in any prospectus supplement, we intend to use the net proceeds from the sale of securities by us offered under this prospectus to make vessel acquisitions and for capital expenditures, repayment of indebtedness, working capital and general corporate purposes.  We will not receive any of the proceeds from the sale of our common shares by the selling shareholders.

FORWARD LOOKING STATEMENTS

Matters discussed in this document may constitute forward-looking statements.  The Private Securities Litigation Reform Act of 1995 provides safe harbor protections for forward-looking statements in order to encourage companies to provide prospective information about their business.  Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions and other statements, which are other than statements of historical facts.

We desire to take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and are including this cautionary statement in connection with this safe harbor legislation.  This document and any other written or oral statements made by us or on our behalf may include forward-looking statements which reflect our current views with respect to future events and financial performance.  The words "believe," "anticipate," "intend," "estimate," "forecast," "project," "plan," "potential," "may," "should," "expect" and similar expressions identify forward-looking statements.

The forward-looking statements in this document are based upon various assumptions, many of which are based, in turn, upon further assumptions, including without limitation, management's examination of historical operating trends, data contained in our records and other data available from third parties.  Although we believe that these assumptions were reasonable when made, because these assumptions are inherently subject to significant uncertainties and contingencies which are difficult or impossible to predict and are beyond our control, we cannot assure you that we will achieve or accomplish these expectations, beliefs or projections.

In addition to these important factors and matters discussed elsewhere in this prospectus, and in the documents incorporated by reference in this prospectus, important factors that, in our view, could cause actual results to differ materially from those discussed in the forward-looking statements include the strength of world economies and currencies, general market conditions, including fluctuations in charter hire rates and vessel values, changes in demand in the drybulk vessel market, changes in the company's operating expenses, including bunker prices, drydocking and insurance costs, changes in governmental rules and regulations or actions taken by regulatory authorities including those that may limit the commercial useful lives of drybulk vessels, potential liability from pending or future litigation, general domestic and international political conditions, potential disruption of shipping routes due to accidents or political events, and other important factors described from time to time in the reports we file with the Commission.  We caution readers of this prospectus and any prospectus supplement not to place undue reliance on these forward-looking statements, which speak only as of their dates.  We undertake no obligation to update or revise any forward-looking statements.

PER SHARE MARKET PRICE INFORMATION

Our common stock has traded on the Nasdaq Global Market under the symbol "PRGN" since August 9, 2007.  You should carefully review the high and low prices of our common shares in the tables below and under the heading "Listing Details" in our annual report on Form 20-F for the year ended December 31, 2008, which is incorporated by reference herein.

The table below sets forth the high and low prices of our common shares for the time periods indicated.

The high and low prices for the common shares, by year, in 2007, 2008 and 2009 were as follows:

For The Year Ended	NASDAQ Low	NASDAQ High

December 31, 2007 (1)	$13.75	$27.34
December 31, 2008	$ 2.25	$22.61
December 31, 2009	$ 2.85	$ 6.81

The high and low closing prices for the common shares, by quarter, in 2007, 2008 and 2009 were as follows:

For The Quarter Ended	NASDAQ Low	NASDAQ High

September 30, 2007 (1)	$13.75	$17.25
December 31, 2007	$16.87	$27.34
March 31, 2008	$12.51	$19.34
June 30, 2008	$15.00	$22.61
September 30, 2008	$7.61	$17.30
December 31, 2008	$2.25	$9.96
March 31, 2009	$2.85	$6.81
June 30, 2009	$3.00	$6.24
September 30, 2009	$3.25	$4.95
December 31, 2009	$3.82	$5.49

The high and low prices for the common shares, by month and for the period January 1-13, were as follows:

For The Months Ended	NASDAQ Low	NASDAQ High

July 2009	$3.25	$4.58
August 2009	$3.78	$4.95
September 2009	$3.66	$4.79
October 2009	$3.90	$4.77
November 2009	$3.82	$5.49
December, 2009	$4.46	$5.22
January 1-13, 2010	$4.62	$5.08

(1)	For the period from August 9, 2007, the date on which our common stock began trading on the NASDAQ, until the end of the period.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our unaudited ratio of earnings to fixed charges for the period from inception (April 26, 2006) through December 31, 2006, the twelve months ended December 31, 2007 and December 31, 2008 and the nine months ended September 30, 2009.(1)

	Nine months ended September 30, 2009	Twelve months ended December 31, 2008	Twelve months ended December 31, 2007	For the period from inception (April 26, 2006) through December 31, 2006

Earnings
Net income	52,978,021	69,229,461	4,903,736	461,764
Add: Fixed charges	9,408,094	15,840,197	10,328,845	951,798
Total Earnings	62,386,115	85,069,658	15,232,581	1,413,562

Fixed Charges
Interest expensed	8,171,248	14,960,970	8,779,467	948,506
Amortization and write-off of capitalized expenses relating to indebtedness	1,236,846	879,227	1,549,378	3,292
Total Fixed Charges	9,408,094	15,840,197	10,328,845	951,798

Ratio of Earnings to Fixed Charges	6.63	5.37	1.47	1.49

____________
(1) We have not issued any preferred stock as of the date of this prospectus.  Accordingly, the ratio of earnings to fixed charges and preference dividends is equivalent to the ratio of earnings to fixed charges

For purposes of computing the consolidated ratio of earnings to fixed charges, earnings consist of net income available to Class A and, to the extent outstanding during the period, Class B common stockholders plus fixed charges. Fixed charges consist of interest expensed and amortization and write-off of capitalized expenses relating to indebtedness.

SELLING SHAREHOLDERS

The selling shareholders are offering an aggregate of 9,214,206 of our common shares that were issued to them in private transactions.

Set forth below is information regarding the names and number of our common shares beneficially owned and offered by the selling shareholders.

Selling Shareholders

Name of Selling Shareholder	Common Stock Owned Before Offering	Percentage of Class Prior to the Offering	Total Common Stock Offered Hereby	Percentage of Class Following the Offering
Innovation Holdings, S.A. (1)	8,190,405	16.0%	8,190,405	0%
Loretto Finance Inc. (2)	1,023,801	2.0%	1,023,801	0%

(1)	Innovation Holdings, S.A. is beneficially owned by our chairman and chief executive officer, Mr. Michael Bodouroglou. The address of Innovation Holdings, S.A. is care of Paragon Shipping Inc., 15 Karamanli Ave., GR, 16673 Voula, Greece.

(2)
Loretto Finance Inc. is a wholly-owned subsidiary of Allseas Marine S.A., which is beneficially owned by our chairman and chief executive officer, Mr. Michael Bodouroglou and is responsible for all of the commercial and technical management functions for our fleet.  The address of Allseas Marine S.A. is 15 Karamanli Ave., GR, 16673 Voula, Greece.

CAPITALIZATION

A prospectus supplement or report on Form 6-K incorporated by reference into the Registration Statement of which this prospectus is a part will include information on the Company's consolidated capitalization.

PLAN OF DISTRIBUTION

We may sell or distribute the securities included in this prospectus and the selling shareholders may sell our common shares through underwriters, through agents, to dealers, in private transactions, at market prices prevailing at the time of sale, at prices related to the prevailing market prices, or at negotiated prices.

In addition, we or the selling shareholders may sell some or all of our common shares included in this prospectus through:

•	a block trade in which a broker-dealer may resell a portion of the block, as principal, in order to facilitate the transaction;

•	purchases by a broker-dealer, as principal, and resale by the broker-dealer for its account; or

•	ordinary brokerage transactions and transactions in which a broker solicits purchasers.

In addition, we or the selling shareholders may enter into option or other types of transactions that require us to deliver common shares to a broker-dealer, who will then resell or transfer the common shares under this prospectus.  We may enter into hedging transactions with respect to our securities.  For example, we may:

•	enter into transactions involving short sales of the common shares by broker-dealers;

•	sell common shares short themselves and deliver the shares to close out short positions;

•	enter into option or other types of transactions that require us to deliver common shares to a broker-dealer, who will then resell or transfer the common shares under this prospectus; or

•	loan or pledge the common shares to a broker-dealer, who may sell the loaned shares or, in the event of default, sell the pledged shares.

We may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions.  If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions.  If so, the third party may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of stock.  The third party in such sale transactions will be an underwriter and, if not identified in this prospectus, will be identified in the applicable prospectus supplement (or a post-effective amendment).  In addition, we may otherwise loan or pledge securities to a financial institution or other third party that in turn may sell the securities short using this prospectus.  Such financial institution or other third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities.

Any broker-dealers or other persons acting on our behalf or the behalf of the selling shareholders that participates with us or the selling shareholders in the distribution of the securities may be deemed to be underwriters and any commissions received or profit realized by them on the resale of the securities may be deemed to be underwriting discounts and commissions under the Securities Act of 1933, as amended, or the Securities Act.  As of the date of this prospectus, we are not a party to any agreement, arrangement or understanding between any broker or dealer and us with respect to the offer or sale of the securities pursuant to this prospectus.

At the time that any particular offering of securities is made, to the extent required by the Securities Act, a prospectus supplement will be distributed, setting forth the terms of the offering, including the aggregate number of securities being offered, the purchase price of the securities, the initial offering price of the securities, the names of any underwriters, dealers or agents, any discounts, commissions and other items constituting compensation from us and any discounts, commissions or concessions allowed or reallowed or paid to dealers.

Underwriters or agents could make sales in privately negotiated transactions and/or any other method permitted by law, including sales deemed to be an "at the market" offering as defined in Rule 415 promulgated under the Securities Act, which includes sales made directly on or through the Nasdaq Global Market, the existing trading market for our common shares, or sales made to or through a market maker other than on an exchange.

We will bear costs relating to all of the securities being registered under this Registration Statement.

Pursuant to a requirement by the Financial Industry Regulatory Authority, or FINRA, the maximum commission or discount to be received by any FINRA member or independent broker/dealer may not be greater than eight percent (8%) of the gross proceeds received by the offeror for the sale of any securities being registered pursuant to SEC Rule 415 under the Securities Act of 1933, as amended. If more than 10% of the net proceeds of any offering of common shares made under this prospectus will be received by FINRA members participating in the offering or affiliates or associated persons of such FINRA members, the offering will be conducted in accordance with FINRA Rule 5110(h).

ENFORCEMENT OF CIVIL LIABILITIES

We are a Marshall Islands corporation and our principal executive offices are located outside the United States in Voula, Greece. A majority of our directors, officers and the experts named in the prospectus reside outside the United States. In addition, a substantial portion of our assets and the assets of our directors, officers and experts are located outside the United States. As a result, you may have difficulty serving legal process within the United States upon us or any of these persons. You may also have difficulty enforcing, both in and outside the United States, judgments you may obtain in United States courts against us or these persons in any action, including actions based upon the civil liability provisions of United States federal or state securities laws. Furthermore, there is substantial doubt that the courts of the Marshall Islands or Greece would enter judgments in original actions brought in those courts predicated on United States federal or state securities laws.

MATERIAL U.S. AND MARSHALL ISLANDS INCOME TAX CONSIDERATIONS

The following is a discussion of the material Marshall Islands and United States federal income tax considerations with respect to the Company.

Marshall Islands Tax Considerations

We are incorporated in the Republic of the Marshall Islands. Under current Marshall Islands law, we are not subject to tax on income or capital gains, and no Marshall Islands withholding tax will be imposed upon payments of dividends by us to our shareholders or on interest paid to holders of any of our debt securities.

United States Federal Income Tax Considerations

In the opinion of Seward & Kissel LLP, the following are the material United States federal income tax consequences to us of our activities. The following discussion of United States federal income tax matters is based on the United States Internal Revenue Code of 1986, or the Code, judicial decisions, administrative pronouncements, and existing and proposed regulations issued by the United States Department of the Treasury, all of which are subject to change, possibly with retroactive effect. This discussion is based in part upon Treasury Regulations promulgated under Section 883 of the Code, or Section 883. The discussion below is based, in part, on the description of our business as described in "Business" above and assumes that we conduct our business as described in that section. References in the following discussion to "we" and "us" are to Paragon Shipping Inc. and its subsidiaries on a consolidated basis.

United States Federal Income Taxation of Our Company

Taxation of Operating Income: In General

Unless exempt from United States federal income taxation under the rules discussed below, a foreign corporation is subject to United States federal income taxation in respect of any income that is derived from the use of vessels, from the hiring or leasing of vessels for use on a time, voyage or bareboat charter basis, from the participation in a pool, partnership, strategic alliance, joint operating agreement, code sharing arrangements or other joint venture it directly or indirectly owns or participates in that generates such income, or from the performance of services directly related to those uses, which we refer to as "shipping income," to the extent that the shipping income is derived from sources within the United States. For these purposes, 50% of shipping income that is attributable to transportation that begins or ends, but that does not both begin and end, in the United States constitutes income from sources within the United States, which we refer to as "U.S.-source shipping income."

Shipping income attributable to transportation that both begins and ends in the United States is considered to be 100% from sources within the United States. We are not permitted by law to engage in transportation that produces income which is considered to be 100% from sources within the United States.

Shipping income attributable to transportation exclusively between non-United States ports will be considered to be 100% derived from sources outside the United States. Shipping income derived from sources outside the United States will not be subject to any United States federal income tax.

In the absence of exemption from tax under Section 883, our gross U.S.-source shipping income would be subject to a 4% tax imposed without allowance for deductions as described below.

Exemption of Operating Income from United States Federal Income Taxation

Under Section 883, we will be exempt from United States federal income taxation on our U.S.-source shipping income if:

•	we are organized in a foreign country (our "country of organization") that grants an "equivalent exemption" to corporations organized in the United States; and

either:

•
more than 50% of the value of our stock is owned, directly or indirectly, by "qualified stockholders," individuals who are (i) "residents" of our country of organization or of another foreign country that grants an "equivalent exemption" to corporations organized in the United States and (ii) satisfy certain documentation requirements, which we refer to as the "50% Ownership Test," or

•
our stock is "primarily and regularly traded on an established securities market" in our country of organization, in another country that grants an "equivalent exemption" to United States corporations, or in the United States, which we refer to as the "Publicly-Traded Test."

The Republic of the Marshall Islands and Liberia, the jurisdiction where we and our ship-owning subsidiaries are incorporated, each grants an "equivalent exemption" to United States corporations. Therefore, we will be exempt from United States federal income taxation with respect to our U.S.-source shipping income if we satisfy either the 50% Ownership Test or the Publicly-Traded Test.

Due to the widely-held nature of our stock, we will have difficulty satisfying the 50% Ownership Test.  Our ability to satisfy the Publicly-Traded Test is discussed below.

The regulations provide, in pertinent part, that stock of a foreign corporation will be considered to be "primarily traded" on an established securities market if the number of shares of each class of stock that are traded during any taxable year on all established securities markets in that country exceeds the number of shares in each such class that are traded during that year on established securities markets in any other single country. Our Class A Common Shares, which are the sole class of our issued and outstanding stock that is publicly traded, are "primarily traded" on the Nasdaq Global Market.

Under the regulations, our stock will be considered to be "regularly traded" on an established securities market if one or more classes of our stock representing more than 50% of our outstanding shares, by total combined voting power of all classes of stock entitled to vote and total value, is listed on the market which we refer to as the listing threshold. Since our Class A Common Shares, which represent more than 50% of our outstanding shares by total combined voting power and total value, are listed on the Nasdaq Global Market, we will satisfy the listing requirement.

It is further required that with respect to each class of stock relied upon to meet the listing threshold (i) such class of the stock is traded on the market, other than in minimal quantities, on at least 60 days during the taxable year or 1/6 of the days in a short taxable year; and (ii) the aggregate number of shares of such class of stock traded on such market is at least 10% of the average number of shares of such class of stock outstanding during such year or as appropriately adjusted in the case of a short taxable year. We believe our Class A Common Shares will satisfy the trading frequency and trading volume tests. Even if this were not the case, the regulations provide that the trading frequency and trading volume tests will be deemed satisfied by a class of stock if, as we expect to be the case with our Class A Common Shares, such class of stock is traded on an established market in the United States and such class of stock is regularly quoted by dealers making a market in such stock.

Notwithstanding the foregoing, the regulations provide, in pertinent part, our Class A common stock will not be considered to be "regularly traded" on an established securities market for any taxable year in which 50% or more of the outstanding shares of our Class A Common Shares are owned, actually or constructively under specified stock attribution rules, on more than half the days during the taxable year by persons who each own 5% or more of our common stock, which we refer to as the "5 Percent Override Rule."

For purposes of being able to determine the persons who own 5% or more of our stock, or "5% Stockholders," the regulations permit us to rely on Schedule 13G and Schedule 13D filings with the United States Securities and Exchange Commission, or the "SEC," to identify persons who have a 5% or more beneficial interest in our Class A Common Shares. The regulations further provide that an investment company which is registered under the Investment Company Act of 1940, as amended, will not be treated as a 5% Stockholder for such purposes.

In the event the 5 Percent Override Rule is triggered, the regulations provide that the 5 Percent Override Rule will nevertheless not apply if we can establish that within the group of 5% Shareholders, there are sufficient qualified shareholders for purposes of Section 883 to preclude non-qualified shareholders in such group from owning 50% or more of our Class A Common Shares for more than half the number of days during the taxable year.  These requirements are onerous and it is unclear whether we would be able to satisfy them.

Based upon filings made with the SEC, we are not currently subject to the 5 Percent Override Rule. Therefore, we should qualify for the Publicly-Traded Test and therefore be exempt from United States federal income tax on our United States source shipping income.  However, there can be no assurance that we will continue to satisfy the Publicly-Traded Test. For example, our shareholders could change in the future, and thus we could become subject to the 5 Percent Override Rule.

Taxation in Absence of Exemption

To the extent the benefits of Section 883 are unavailable, our U.S.-source shipping income, to the extent not considered to be "effectively connected" with the conduct of a United States trade or business, as described below, would be subject to a 4% tax imposed by Section 887 of the Code on a gross basis, without the benefit of deductions. Since under the sourcing rules described above, no more than 50% of our shipping income would be treated as being derived from United States sources, the maximum effective rate of United States federal income tax on our shipping income would never exceed 2% under the 4% gross basis tax regime. We were subject to this regime for our 2007 taxable year.

To the extent the benefits of the Section 883 exemption are unavailable and our U.S.-source shipping income is considered to be "effectively connected" with the conduct of a United States trade or business, as described below, any such "effectively connected" U.S.-source shipping income, net of applicable deductions, would be subject to the United States federal corporate income tax currently imposed at rates of up to 35%. In addition, we may be subject to the 30% "branch profits" taxes on earnings effectively connected with the conduct of such trade or business, as determined after allowance for certain adjustments, and on certain interest paid or deemed paid attributable to the conduct of its United States trade or business.

Our U.S.-source shipping income would be considered "effectively connected" with the conduct of a United States trade or business only if:

•	We have, or are considered to have, a fixed place of business in the United States involved in the earning of shipping income; and

•
substantially all of our U.S.-source shipping income is attributable to regularly scheduled transportation, such as the operation of a vessel that follows a published schedule with repeated sailings at regular intervals between the same points for voyages that begin or end in the United States.

We do not intend to have any vessel operating to the United States on a regularly scheduled basis. Based on the foregoing and on the expected mode of our shipping operations and other activities, we believe that none of our U.S.-source shipping income will be "effectively connected" with the conduct of a United States trade or business.

United States Taxation of Gain on Sale of Vessels

Regardless of whether we qualify for exemption under Section 883, we will not be subject to United States federal income taxation with respect to gain realized on a sale of a vessel, provided the sale is considered to occur outside of the United States under United States federal income tax principles. In general, a sale of a vessel will be considered to occur outside of the United States for this purpose if title to the vessel, and risk of loss with respect to the vessel, pass to the buyer outside of the United States. It is expected that any sale of a vessel by us will be considered to occur outside of the United States.

DESCRIPTION OF CAPITAL STOCK

Authorized Capitalization

Under our amended and restated articles of incorporation, as of January 15, 2010, our authorized capital stock consists of 120 million common shares, par value $0.001 per share, of which 51,189,033 shares are issued and outstanding and 25 million shares of preferred stock, par value $0.001 per share, of which no shares are issued and outstanding. All of our shares of stock are in registered form.

Stockholder Rights Plan

Pursuant to an amendment to our Stockholders Rights Agreement on December 16, 2009, our chairman and chief executive officer, Mr. Michael Bodouroglou and his affiliated entities are excluded from the definition of "acquiring person."

A more detailed description of capital stock and the terms of our Stockholders Rights Agreement can be found under the headings ''Description of Capital Stock'' and ''Description of Registrant's Securities to be Registered'' in our registration statements on Forms 8-A, (File No. 001-33655) and (File No. 001-33655) as amended, filed with the Commission on August 8, 2007 and January 4, 2008, respectively. You should read the applicable prospectus supplement relating to an offering of shares of our common stock, or of securities convertible, exchangeable or exercisable for shares of our common stock, for the terms of such offering, including the number of shares of common stock offered, the initial offering price and market prices and dividend information relating to our common stock.

Transfer Agent

The registrar and transfer agent for the common stock is Computershare Trust Company, Inc.

Listing

Shares of our common stock are listed on the Nasdaq Global Market under the symbol "PRGN."

DESCRIPTION OF PREFERRED SHARES

The material terms of any series of preferred stock that we offer through a prospectus supplement will be described in that prospectus supplement.

The board of directors has the authority to issue preferred shares in one or more series and to determine the rights, preferences and restrictions, with respect to, among other things, dividends, conversion, voting, redemption, liquidation and the number of shares constituting any series. The issuance of preferred shares may have the effect of delaying, deferring or preventing a change in control of the Company without further action by the shareholders. The issuance of preferred shares with voting and conversion rights may adversely affect the voting power of the holders of common shares.

DESCRIPTION OF WARRANTS

We may issue warrants to purchase any of our debt or equity securities.  Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a warrant agent.  The terms of any warrants to be issued and a description of the material provisions of the applicable warrant agreement will be set forth in the applicable prospectus supplement.

The applicable prospectus supplement will describe the following terms of any warrants in respect of which this prospectus is being delivered:

•	the title of such warrants;

•	the aggregate number of such warrants;

•	the price or prices at which such warrants will be issued;

•	the number and type of our securities purchasable upon exercise of such warrants;

•	the price at which our securities purchasable upon exercise of such warrants may be purchased;

•	the date on which the right to exercise such warrants shall commence and the date on which such right shall expire;

•	if applicable, the minimum or maximum amount of such warrants which may be exercised at any one time;

•	if applicable, the designation and terms of the securities with which such warrants are issued and the number of such warrants issued with each such security;

•	if applicable, the date on and after which such warrants and the related securities will be separately transferable;

•	information with respect to book-entry procedures, if any;

•	if applicable, a discussion of any material United States federal income tax considerations; and

•	any other terms of such warrants, including terms, procedures and limitations relating to the exchange and exercise of such warrants.

DESCRIPTION OF DEBT SECURITIES

We may issue debt securities from time to time in one or more series, under one or more indentures, each dated as of a date on or prior to the issuance of the debt securities to which it relates.  We may issue senior debt securities and subordinated debt securities pursuant to separate indentures, a senior indenture and a subordinated indenture, respectively, in each case between us and the trustee named in the indenture.  We have filed forms of these documents as exhibits to the registration statement, of which this prospectus forms a part.  The senior indenture and the subordinated indenture, as amended or supplemented from time to time, are sometimes referred to individually as an "indenture" and collectively as the "indentures."  Each indenture will be subject to and governed by the Trust Indenture Act and will be construed in accordance with and governed by the laws of the State of New York, without giving effect to any principles thereof relating to conflicts of law that would result in the application of the laws of any other jurisdiction.  The aggregate principal amount of debt securities which may be issued under each indenture will be unlimited and each indenture will contain the specific terms of any series of debt securities or provide that those terms must be set forth in or determined pursuant to, an authorizing resolution, as defined in the applicable prospectus supplement, and/or a supplemental indenture, if any, relating to such series.  Our debt securities may be convertible or exchangeable into any of our equity or other debt securities.

We expect that each of our subsidiaries will guarantee the debt securities we offer.  Those guarantees may or may not be secured by liens, mortgages, and security interests in the assets of those subsidiaries.  The terms and conditions of such subsidiary guarantees, and a description of any such liens, mortgages or security interests, will be set forth in the prospectus supplement that will accompany this prospectus.

Our statements below relating to the debt securities and the indentures are summaries of their anticipated provisions, are not complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of the applicable indenture and any applicable United States federal income tax considerations as well as any applicable modifications of or additions to the general terms described below in the applicable prospectus supplement or supplemental indenture.  For a description of the terms of a particular issue of debt securities, reference must be made to both the related prospectus supplement and to the following description.

General

Neither indenture limits the amount of debt securities which may be issued.  The debt securities may be issued in one or more series.  The senior debt securities will be unsecured and will rank on a parity with all of our other unsecured and unsubordinated indebtedness.  Each series of subordinated debt securities will be unsecured and subordinated to all present and future senior indebtedness. Any such debt securities will be described in an accompanying prospectus supplement.

You should read the applicable indenture and subsequent filings relating to the particular series of debt securities for the following terms of the offered debt securities:

•	the designation, aggregate principal amount and authorized denominations;

•	the issue price, expressed as a percentage of the aggregate principal amount;

•	the maturity date;

•	the interest rate per annum, if any;

•
if the offered debt securities provide for interest payments, the date from which interest will accrue, the dates on which interest will be payable, the date on which payment of interest will commence and the regular record dates for interest payment dates;

•	any optional or mandatory sinking fund provisions or exchangeability provisions;

•	the terms and conditions upon which conversion of any convertible debt securities may be effected, including the conversion price, the conversion period and other conversion provisions;

•
the date, if any, after which and the price or prices at which the offered debt securities may be optionally redeemed or must be mandatorily redeemed and any other terms and provisions of optional or mandatory redemptions;

•	if other than denominations of $1,000 and any integral multiple thereof, the denominations in which offered debt securities of the series will be issuable;

•	if other than the full principal amount, the portion of the principal amount of offered debt securities of the series which will be payable upon acceleration or provable in bankruptcy;

•	any events of default not set forth in this prospectus;

•	the currency or currencies, including composite currencies, in which principal, premium and interest will be payable, if other than the currency of the United States of America;

•
if principal, premium or interest is payable, at our election or at the election of any holder, in a currency other than that in which the offered debt securities of the series are stated to be payable, the period or periods within which, and the terms and conditions upon which, the election may be made;

•	whether interest will be payable in cash or additional securities at our or the holder's option and the terms and conditions upon which the election may be made;

•
if denominated in a currency or currencies other than the currency of the United States of America, the equivalent price in the currency of the United States of America for purposes of determining the voting rights of holders of those debt securities under the applicable indenture;

•
if the amount of payments of principal, premium or interest may be determined with reference to an index, formula or other method based on a coin or currency other than that in which the offered debt securities of the series are stated to be payable, the manner in which the amounts will be determined;

•	any restrictive covenants or other material terms relating to the offered debt securities;

•	whether the offered debt securities will be issued in the form of global securities or certificates in registered or bearer form;

•	any terms with respect to subordination;

•	any listing on any securities exchange or quotation system;

•	additional provisions, if any, related to defeasance and discharge of the offered debt securities; and

•	the applicability of any guarantees.

Subsequent filings may include additional terms not listed above.  Unless otherwise indicated in subsequent filings with the Commission relating to the indenture, principal, premium and interest will be payable and the debt securities will be transferable at the corporate trust office of the applicable trustee.  Unless other arrangements are made or set forth in subsequent filings or a supplemental indenture, principal, premium and interest will be paid by checks mailed to the holders at their registered addresses.

Unless otherwise indicated in subsequent filings with the Commission, the debt securities will be issued only in fully registered form without coupons, in denominations of $1,000 or any integral multiple thereof.  No service charge will be made for any transfer or exchange of the debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with these debt securities.

Some or all of the debt securities may be issued as discounted debt securities to be sold at a substantial discount below the stated principal amount.  United States federal income tax consequences and other special considerations applicable to any discounted securities will be described in subsequent filings with the Commission relating to those securities.

We refer you to applicable subsequent filings with respect to any deletions or additions or modifications from the description contained in this prospectus.

Senior Debt

We may issue senior debt securities under the senior debt indenture.  These senior debt securities will rank on an equal basis with all our other unsecured debt except subordinated debt.

Subordinated Debt

We may issue subordinated debt securities under the subordinated debt indenture.  Subordinated debt will rank subordinate and junior in right of payment, to the extent set forth in the subordinated debt indenture, to all our senior debt (both secured and unsecured).

In general, the holders of all senior debt are first entitled to receive payment of the full amount unpaid on senior debt before the holders of any of the subordinated debt securities are entitled to receive a payment on account of the principal or interest on the indebtedness evidenced by the subordinated debt securities in certain events.

If we default in the payment of any principal of, or premium, if any, or interest on any senior debt when it becomes due and payable after any applicable grace period, then, unless and until the default is cured or waived or ceases to exist, we cannot make a payment on account of or redeem or otherwise acquire the subordinated debt securities.

If there is any insolvency, bankruptcy, liquidation or other similar proceeding relating to us or our property, then all senior debt must be paid in full before any payment may be made to any holders of subordinated debt securities.

Furthermore, if we default in the payment of the principal of and accrued interest on any subordinated debt securities that is declared due and payable upon an event of default under the subordinated debt indenture, holders of all our senior debt will first be entitled to receive payment in full in cash before holders of such subordinated debt can receive any payments.

Senior debt means:

•
the principal, premium, if any, interest and any other amounts owing in respect of our indebtedness for money borrowed and indebtedness evidenced by securities, notes, debentures, bonds or other similar instruments issued by us, including the senior debt securities or letters of credit;

•	all capitalized lease obligations;

•	all hedging obligations;

•	all obligations representing the deferred purchase price of property; and

•	all deferrals, renewals, extensions and refundings of obligations of the type referred to above;

but senior debt does not include:

•	subordinated debt securities; and

•	any indebtedness that by its terms is subordinated to, or ranks on an equal basis with, our subordinated debt securities.

Covenants

Under the terms of the indenture, we covenant, among other things:

•	that we will duly and punctually pay the principal of and interest, if any, on the offered debt securities in accordance with the terms of such debt securities and the applicable indenture;

•
that so long as any offered debt securities are outstanding, we will (i) file with the SEC within the time periods prescribed by its rules and regulations and (ii) furnish to the trustee and holders of the offered debt securities all quarterly and annual financial information required to be furnished or filed with the SEC pursuant to Section 13 and 15(d) of the Exchange Act, and with respect to the annual consolidated financial statements only, a report thereon by our independent auditors;

•
that we will deliver to the trustee after the end of each fiscal year a compliance certificate as to whether we have kept, observed, performed and fulfilled our obligations and each and every covenant contained under the applicable indenture;

•	that we will deliver to the trustee written notice of any event of default, with the exception of any payment default that has not given rise to a right of acceleration under the indenture;

•
that we will not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law wherever enacted, which may affect the covenants or the performance of the indenture or the offered debt securities;

•
that we will do or cause to be done everything necessary to preserve and keep in full force and effect our corporate existence and the corporate, partnership or other existence of certain of our subsidiaries whose preservation is determined to be desirable by our board of directors and material to the holders;

•	that we will, and we will cause each of our subsidiaries to, pay prior to delinquency all taxes, assessments and governmental levies, except as contested in good faith and by appropriate proceedings;

•
that in the event we are required to pay additional interest to holders of our debt securities, we will provide notice to the trustee, and where applicable, the paying agent, of our obligation to pay such additional interest prior to the date on which any such additional interest is scheduled to be paid; and

•	that we will execute and deliver such further instruments and do such further acts as may be reasonably necessary or proper to carry out more effectively the purposes of the indenture.

Any series of offered debt securities may have covenants in addition to or differing from those included in the applicable indenture which will be described in subsequent filings prepared in connection with the offering of such securities, limiting or restricting, among other things:

•	the ability of us or our subsidiaries to incur either secured or unsecured debt, or both;

•	the ability to make certain payments, dividends, redemptions or repurchases;

•	our ability to create dividend and other payment restrictions affecting our subsidiaries;

•	our ability to make investments;

•	mergers and consolidations by us or our subsidiaries;

•	sales of assets by us;

•	our ability to enter into transactions with affiliates;

•	our ability to incur liens; and

•	sale and leaseback transactions.

Modification of the Indentures

Each indenture and the rights of the respective holders may be modified by us only with the consent of holders of not less than a majority in aggregate principal amount of the outstanding debt securities of all series under the respective indenture affected by the modification, taken together as a class.  But no modification that:

(1)           changes the amount of securities whose holders must consent to an amendment, supplement or waiver;

(2)           reduces the rate of or changes the interest payment time on any security or alters its redemption provisions (other than any alteration to any such section which would not materially adversely affect the legal rights of any holder under the indenture) or the price at which we are required to offer to purchase the securities;

(3)           reduces the principal or changes the maturity of any security or reduce the amount of, or postpone the date fixed for, the payment of any sinking fund or analogous obligation;

(4)           waives a default or event of default in the payment of the principal of or interest, if any, on any security (except a rescission of acceleration of the securities of any series by the holders of at least a majority in principal amount of the outstanding securities of that series and a waiver of the payment default that resulted from such acceleration);

(5)           makes the principal of or interest, if any, on any security payable in any currency other than that stated in the security;

(6)           makes any change with respect to holders' rights to receive principal and interest, the terms pursuant to which defaults can be waived, certain modifications affecting shareholders or certain currency-related issues; or

(7)           waives a redemption payment with respect to any security or change any of the provisions with respect to the redemption of any securities;

will be effective against any holder without his consent.  Other terms as specified in subsequent filings may be modified without the consent of the holders.

Events of Default

Each indenture defines an event of default for the debt securities of any series as being any one of the following events:

•	default in any payment of interest when due which continues for 30 days;

•	default in any payment of principal or premium at maturity;

•	default in the deposit of any sinking fund payment when due;

•	default in the performance of any covenant in the debt securities or the applicable indenture which continues for 60 days after we receive notice of the default;

•
default under a bond, debenture, note or other evidence of indebtedness for borrowed money by us or our subsidiaries (to the extent we are directly responsible or liable therefor) having a principal amount in excess of a minimum amount set forth in the applicable subsequent filing, whether such indebtedness now exists or is hereafter created, which default shall have resulted in such indebtedness becoming or being declared due and payable prior to the date on which it would otherwise have become due and payable, without such acceleration having been rescinded or annulled or cured within 30 days after we receive notice of the default; and

•	events of bankruptcy, insolvency or reorganization.

An event of default of one series of debt securities does not necessarily constitute an event of default with respect to any other series of debt securities.

There may be such other or different events of default as described in an applicable subsequent filing with respect to any class or series of offered debt securities.

In case an event of default occurs and continues for the debt securities of any series, the applicable trustee or the holders of not less than 25% in aggregate principal amount of the debt securities then outstanding of that series may declare the principal and accrued but unpaid interest of the debt securities of that series to be due and payable.  Any event of default for the debt securities of any series which has been cured may be waived by the holders of a majority in aggregate principal amount of the debt securities of that series then outstanding.

Each indenture requires us to file annually after debt securities are issued under that indenture with the applicable trustee a written statement signed by two of our officers as to the absence of material defaults under the terms of that indenture.  Each indenture provides that the applicable trustee may withhold notice to the holders of any default if it considers it in the interest of the holders to do so, except notice of a default in payment of principal, premium or interest.

Subject to the duties of the trustee in case an event of default occurs and continues, each indenture provides that the trustee is under no obligation to exercise any of its rights or powers under that indenture at the request, order or direction of holders unless the holders have offered to the trustee reasonable indemnity.  Subject to these provisions for indemnification and the rights of the trustee, each indenture provides that the holders of a majority in principal amount of the debt securities of any series then outstanding have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee as long as the exercise of that right does not conflict with any law or the indenture.

Defeasance and Discharge

The terms of each indenture provide us with the option to be discharged from any and all obligations in respect of the debt securities issued thereunder upon the deposit with the trustee, in trust, of money or U.S. government obligations, or both, which through the payment of interest and principal in accordance with their terms will provide money in an amount sufficient to pay any installment of principal, premium and interest on, and any mandatory sinking fund payments in respect of, the debt securities on the stated maturity of the payments in accordance with the terms of the debt securities and the indenture governing the debt securities.  This right may only be exercised if, among other things, we have received from, or there has been published by, the United States Internal Revenue Service a ruling to the effect that such a discharge will not be deemed, or result in, a taxable event with respect to holders.  This discharge would not apply to our obligations to register the transfer or exchange of debt securities, to replace stolen, lost or mutilated debt securities, to maintain paying agencies and hold moneys for payment in trust.

Defeasance of Certain Covenants

The terms of the debt securities provide us with the right not to comply with specified covenants and that specified events of default described in a subsequent filing will not apply. In order to exercise this right, we will be required to deposit with the trustee money or U.S. government obligations, or both, which through the payment of interest and principal will provide money in an amount sufficient to pay principal, premium, if any, and interest on, and any mandatory sinking fund payments in respect of, the debt securities on the stated maturity of such payments in accordance with the terms of the debt securities and the indenture governing such debt securities. We will also be required to deliver to the trustee an opinion of counsel to the effect that the deposit and related covenant defeasance will not cause the holders of such series to recognize income, gain or loss for federal income tax purposes.

A subsequent filing may further describe the provisions, if any, of any particular series of offered debt securities permitting a discharge defeasance.

Subsidiary Guarantees

We expect that each of our subsidiaries will guarantee the debt securities we offer.  In that case, the terms and conditions of the subsidiary guarantees will be set forth in the applicable prospectus supplement.  Unless we indicate differently in the applicable prospectus supplement, if our subsidiaries guarantee any of our debt securities that are subordinated to any of our senior indebtedness, then the subsidiary guarantees will be subordinated to the senior indebtedness of such subsidiary to the same extent as our debt securities are subordinated to our senior indebtedness.

Global Securities

The debt securities of a series may be issued in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a depository identified in an applicable subsequent filing and registered in the name of the depository or a nominee for the depository.  In such a case, one or more global securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal amount of outstanding debt securities of the series to be represented by the global security or securities.  Unless and until it is exchanged in whole or in part for debt securities in definitive certificated form, a global security may not be transferred except as a whole by the depository for the global security to a nominee of the depository or by a nominee of the depository to the depository or another nominee of the depository or by the depository or any nominee to a successor depository for that series or a nominee of the successor depository and except in the circumstances described in an applicable subsequent filing.

We expect that the following provisions will apply to depository arrangements for any portion of a series of debt securities to be represented by a global security.  Any additional or different terms of the depository arrangement will be described in an applicable subsequent filing.

Upon the issuance of any global security, and the deposit of that global security with or on behalf of the depository for the global security, the depository will credit, on its book-entry registration and transfer system, the principal amounts of the debt securities represented by that global security to the accounts of institutions that have accounts with the depository or its nominee. The accounts to be credited will be designated by the underwriters or agents engaging in the distribution of the debt securities or by us, if the debt securities are offered and sold directly by us. Ownership of beneficial interests in a global security will be limited to participating institutions or persons that may hold interests through such participating institutions.  Ownership of beneficial interests by participating institutions in the global security will be shown on, and the transfer of the beneficial interests will be effected only through, records maintained by the depository for the global security or by its nominee.  Ownership of beneficial interests in the global security by persons that hold through participating institutions will be shown on, and the transfer of the beneficial interests within the participating institutions will be effected only through, records maintained by those participating institutions. The laws of some jurisdictions may require that purchasers of securities take physical delivery of the securities in certificated form.  The foregoing limitations and such laws may impair the ability to transfer beneficial interests in the global securities.

So long as the depository for a global security, or its nominee, is the registered owner of that global security, the depository or its nominee, as the case may be, will be considered the sole owner or holder of the debt securities represented by the global security for all purposes under the applicable indenture.  Unless otherwise specified in an applicable subsequent filing and except as specified below, owners of beneficial interests in the global security will not be entitled to have debt securities of the series represented by the global security registered in their names, will not receive or be entitled to receive physical delivery of debt securities of the series in certificated form and will not be considered the holders thereof for any purposes under the indenture. Accordingly, each person owning a beneficial interest in the global security must rely on the procedures of the depository and, if such person is not a participating institution, on the procedures of the participating institution through which the person owns its interest, to exercise any rights of a holder under the indenture.

The depository may grant proxies and otherwise authorize participating institutions to give or take any request, demand, authorization, direction, notice, consent, waiver or other action which a holder is entitled to give or take under the applicable indenture. We understand that, under existing industry practices, if we request any action of holders or any owner of a beneficial interest in the global security desires to give any notice or take any action a holder is entitled to give or take under the applicable indenture, the depository would authorize the participating institutions to give the notice or take the action, and participating institutions would authorize beneficial owners owning through such participating institutions to give the notice or take the action or would otherwise act upon the instructions of beneficial owners owning through them.

Unless otherwise specified in applicable subsequent filings, payments of principal, premium and interest on debt securities represented by a global security registered in the name of a depository or its nominee will be made by us to the depository or its nominee, as the case may be, as the registered owner of the global security.

We expect that the depository for any debt securities represented by a global security, upon receipt of any payment of principal, premium or interest, will credit participating institutions' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global security as shown on the records of the depository.  We also expect that payments by participating institutions to owners of beneficial interests in the global security held through those participating institutions will be governed by standing instructions and customary practices, as is now the case with the securities held for the accounts of customers registered in street name, and will be the responsibility of those participating institutions. None of us, the trustees or any agent of ours or the trustees will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial interests in a global security, or for maintaining, supervising or reviewing any records relating to those beneficial interests.

Unless otherwise specified in the applicable subsequent filings, a global security of any series will be exchangeable for certificated debt securities of the same series only if:

•
the depository for such global securities notifies us that it is unwilling or unable to continue as depository or such depository ceases to be a clearing agency registered under the Exchange Act and, in either case, a successor depository is not appointed by us within 90 days after we receive the notice or become aware of the ineligibility;

•	we in our sole discretion determine that the global securities shall be exchangeable for certificated debt securities; or

•	there shall have occurred and be continuing an event of default under the applicable indenture with respect to the debt securities of that series.

Upon any exchange, owners of beneficial interests in the global security or securities will be entitled to physical delivery of individual debt securities in certificated form of like tenor and terms equal in principal amount to their beneficial interests, and to have the debt securities in certificated form registered in the names of the beneficial owners, which names are expected to be provided by the depository's relevant participating institutions to the applicable trustee.

In the event that the Depository Trust Company, or DTC, acts as depository for the global securities of any series, the global securities will be issued as fully registered securities registered in the name of Cede & Co., DTC's partnership nominee.

The Depository Trust Company ("DTC") is a member of the U.S. Federal Reserve System, a limited-purpose trust company under New York State banking law and a registered clearing agency with the U.S Securities and Exchange Commission. Established in 1973, DTC was created to reduce costs and provide clearing and settlement efficiencies by immobilizing securities and making "book-entry" changes to ownership of the securities. DTC provides securities movements for the net settlements of the National Securities Clearing Corporation's ("NSCC"), and settlement for institutional trades (which typically involve money and securities transfers between custodian banks and broker/dealers), as well as money market instruments.

DTC is a subsidiary of The Depository Trust & Clearing Company ("DTCC"). DTCC is a holding company established in 1999 to combine DTC and NSCC. DTCC, through its subsidiaries, provides clearing, settlement and information services for equities, corporate and municipal bonds, government and mortgage backed securities, money market instruments and over the-counter derivatives. In addition, DTCC is a leading processor of mutual funds and insurance transactions, linking funds and carriers with their distribution networks. DTCC's customer base extends to thousands of companies within the global financial services industry. DTCC serves brokers, dealers, institutional investors, banks, trust companies, mutual fund companies, insurance carriers, hedge funds and other financial intermediaries – either directly or through correspondent relationships.

To facilitate subsequent transfers, the debt securities may be registered in the name of DTC's nominee, Cede & Co.  The deposit of the debt securities with DTC and their registration in the name of Cede & Co. will effect no change in beneficial ownership.  DTC has no knowledge of the actual beneficial owners of the debt securities.  DTC's records reflect only the identity of the direct participating institutions to whose accounts debt securities are credited, which may or may not be the beneficial owners.  The participating institutions remain responsible for keeping account of their holdings on behalf of their customers.

Delivery of notices and other communications by DTC to direct participating institutions, by direct participating institutions to indirect participating institutions, and by direct participating institutions and indirect participating institutions to beneficial owners of debt securities are governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect.

Neither DTC nor Cede & Co. consents or votes with respect to the debt securities.  Under its usual procedures, DTC mails a proxy to the issuer as soon as possible after the record date.  The proxy assigns Cede & Co.'s consenting or voting rights to those direct participating institution to whose accounts the debt securities are credited on the record date.

If applicable, redemption notices shall be sent to Cede & Co.  If less than all of the debt securities of a series represented by global securities are being redeemed, DTC's practice is to determine by lot the amount of the interest of each direct participating institution in that issue to be redeemed.

To the extent that any debt securities provide for repayment or repurchase at the option of the holders thereof, a beneficial owner shall give notice of any option to elect to have its interest in the global security repaid by us, through its participating institution, to the applicable trustee, and shall effect delivery of the interest in a global security by causing the direct participating institution to transfer the direct participating institution's interest in the global security or securities representing the interest, on DTC's records, to the applicable trustee. The requirement for physical delivery of debt securities in connection with a demand for repayment or repurchase will be deemed satisfied when the ownership rights in the global security or securities representing the debt securities are transferred by direct participating institutions on DTC's records.

DTC may discontinue providing its services as securities depository for the debt securities at any time.  Under such circumstances, in the event that a successor securities depository is not appointed, debt security certificates are required to be printed and delivered as described above.

We may decide to discontinue use of the system of book-entry transfers through the securities depository.  In that event, debt security certificates will be printed and delivered as described above.

DTCC is industry-owned by its customers who are members of the financial community, such as banks, broker/dealers, mutual funds and other financial institutions. DTCC operates on an at-cost basis, returning excess revenue from transaction fees to its member firms. All services provided by DTC are regulated by the U.S. Securities and Exchange Commission.

The 2009 DTCC Board of Directors is composed of 18 directors serving one-year terms. Fourteen directors are representatives of clearing agency participants, including international broker/dealers, custodian and clearing banks, and investment institutions. Two directors are designated by DTCC's preferred shareholders, which are  NYSE Euronext and FINRA, and the remaining two are the chairman and chief executive officer and the president and chief operating officer of DTCC. All of the Board members except those designated by the preferred shareholders are elected annually.

The information in this section concerning DTC and DTC's book-entry system has been obtained from sources that we believe to be reliable, but we take no responsibility for its accuracy.

DESCRIPTION OF PURCHASE CONTRACTS

We may issue purchase contracts for the purchase or sale of any of our debt or equity securities issued by us.

Each purchase contract will entitle the holder thereof to purchase or sell, and obligate us to sell or purchase, on specified dates, such securities at a specified purchase price, which may be based on a formula, all as set forth in the applicable prospectus supplement.  We may, however, satisfy our obligations, if any, with respect to any purchase contract by delivering the cash value of such purchase contract or the cash value of the securities otherwise deliverable as set forth in the applicable prospectus supplement.  The applicable prospectus supplement will also specify the methods by which the holders may purchase or sell such securities and any acceleration, cancellation or termination provisions or other provisions relating to the settlement of a purchase contract.

The purchase contracts may require us to make periodic payments to the holders thereof or vice versa, which payments may be deferred to the extent set forth in the applicable prospectus supplement, and those payments may be unsecured or prefunded on some basis.  The purchase contracts may require the holders thereof to secure their obligations in a specified manner to be described in the applicable prospectus supplement.  Alternatively, purchase contracts may require holders to satisfy their obligations thereunder when the purchase contracts are issued.  Our obligation to settle such pre-paid purchase contracts on the relevant settlement date may constitute indebtedness.  Accordingly, pre-paid purchase contracts will be issued either under the senior indenture or the subordinated indenture.

The purchase contracts will be construed in accordance with and governed by the laws of the State of New York, without giving effect to any principles thereof relating to conflicts of law that would result in the application of the laws of any other jurisdiction.

DESCRIPTION OF UNITS

As specified in the applicable prospectus supplement, we may issue units consisting of one or more of our purchase contracts, warrants, debt securities, shares of preferred stock, shares of common stock or any combination of such securities.  The applicable prospectus supplement will describe:

•
the terms of the units and of the purchase contracts, warrants, debt securities, preferred stock and common stock comprising the units, including whether and under what circumstances the securities comprising the units may be traded separately;

•	a description of the terms of any unit agreement governing the units; and

•	a description of the provisions for the payment, settlement, transfer or exchange or the units.

EXPENSES

The following are the estimated expenses of the issuance and distribution of the securities being registered under the registration statement of which this prospectus forms a part, all of which will be paid by us.

SEC registration fee	$38,931.58	(1)
Blue sky fees and expenses	$______	*
Printing and engraving expenses	$______	*
Legal fees and expenses	$______	*
NASDAQ Supplemental Listing Fee	$______	*
FINRA Fees	$______	*
Accounting fees and expenses	$______	*
Indenture Trustee fees and expenses	$______	*
Transfer Agent fees	$______	*
Miscellaneous	$______	*

Total	$______	*
______________
*	To be provided by amendment or as an exhibit to Report on Form 6-K that is incorporated by reference into this prospectus.

(1)
Pursuant to Rule 457(p) under the Securities Act, the registrant applied the filing fee associated with unsold securities under its registration statement on Form F-3 initially filed on August 13, 2008 (File No. 333-152979) (the "Prior Registration Statement"), against the fee that would otherwise be due in connection with this registration statement. The Prior Registration Statement registered securities under its primary offering for a maximum offering price of $250,000,000 and the registrant has since sold $86,320,583 of such registered securities. This registration statement will also register 5,203,288 shares that were registered under the Prior Registration Statement's secondary offering. Therefore, the remaining fee amount of $9,446 from the Prior Registration Statement's primary and secondary offerings has been applied in connection with filing fee of this registration statement.

LEGAL MATTERS

The validity of the securities offered by this prospectus will be passed upon for us by Seward & Kissel LLP, New York, New York with respect to matters of Marshall Island law and other matters of United States and New York law.  Certain other matters relating to United States Federal income tax considerations have also been passed upon for us by Seward & Kissel LLP, New York, New York.

EXPERTS

The financial statements incorporated in this prospectus by reference from the Company's Annual Report on Form 20-F and the effectiveness of Paragon Shipping Inc.'s internal control over financial reporting have been audited by Deloitte Hadjipavlou Sofianos & Cambanis S.A., an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference.  Such financial statements have been incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

As required by the Securities Act of 1933, we filed a registration statement relating to the securities offered by this prospectus with the Commission.  This prospectus is a part of that registration statement, which includes additional information.

Government Filings

We file annual and special reports within the Commission.  You may read and copy any document that we file at the public reference facilities maintained by the Commission at 100 F Street, N.E., Room 1580, Washington, D.C. 20549.  You may obtain information on the operation of the public reference room by calling 1 (800) SEC-0330, and you may obtain copies at prescribed rates from the Public Reference Section of the Commission at its principal office in Washington, D.C. 20549.  The Commission maintains a website (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission.  In addition, you can obtain information about us at the offices of the Nasdaq Global Market.

Information Incorporated by Reference

The Commission allows us to "incorporate by reference" information that we file with it.  This means that we can disclose important information to you by referring you to those filed documents.  The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the Commission prior to the termination of this offering will also be considered to be part of this prospectus and will automatically update and supersede previously filed information, including information contained in this document.

We incorporate by reference the documents listed below and any future filings made with the Commission under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934:

•
Annual Report on Form 20-F for the year ended December 31, 2008, filed with the Commission on May 20, 2009, which contains audited consolidated financial statements for the most recent fiscal year for which those statements have been filed.

•	our ''Description of Capital Stock'' contained in our registration statement on Form 8-A, (File No. 001-33655) as amended, filed with the Commission on August 8, 2007.

•	our ''Description of Registrant's Securities to be Registered'' contained in our registration statement on Form 8-A, (File No. 001-33655), filed with the Commission on January 4, 2008.

•	our current report on Form 6-K/A submitted on May 21, 2009 relating to our results of operations for the three months ended March 31, 2009.

•	our current report on Form 6-K submitted on June 5, 2009.

•	our current report on Form 6-K submitted on August 12, 2009 relating to our results of operations for the six months ended June 30, 2009.

•	our current report on Form 6-K submitted on October 1, 2009.

•	our current report on Form 6-K submitted on November 10, 2009 relating to our results of operations for the nine months ended September 30, 2009.

We are also incorporating by reference all subsequent annual reports on Form 20-F that we file with the Commission and certain Reports on Form 6-K that we furnish to the Commission after the date of this prospectus (if they state that they are incorporated by reference into this prospectus) until we file a post-effective amendment indicating that the offering of the securities made by this prospectus has been terminated.  In all cases, you should rely on the later information over different information included in this prospectus or the prospectus supplement.

You should rely only on the information contained or incorporated by reference in this prospectus and any accompanying prospectus supplement.  We have not, and any underwriters have not, authorized any other person to provide you with different information.  If anyone provides you with different or inconsistent information, you should not rely on it.  We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.  You should assume that the information appearing in this prospectus and any accompanying prospectus supplement as well as the information we previously filed with the Commission and incorporated by reference, is accurate as of the dates on the front cover of those documents only.  Our business, financial condition and results of operations and prospects may have changed since those dates.

You may request a free copy of the above mentioned filings or any subsequent filing we incorporated by reference to this prospectus by writing or telephoning us at the following address:

Paragon Shipping Inc.
15 Karamanli Ave
GR 16673
Voula, Greece
(011) (30) (210) 891 4600

Information provided by the Company

We will furnish holders of our common shares with annual reports containing audited financial statements and a report by our independent public accountants, and intend to furnish quarterly reports containing selected unaudited financial data for each quarter of each fiscal year. The audited financial statements will be prepared in accordance with United States generally accepted accounting principles and those reports will include a "Management's Discussion and Analysis of Financial Condition and Results of Operations" section for the relevant periods.  As a "foreign private issuer," we are exempt from the rules under the Securities Exchange Act prescribing the furnishing and content of proxy statements to shareholders.  While we intend to furnish proxy statements to any shareholder in accordance with the rules of the Nasdaq Global Market, those proxy statements are not expected to conform to Schedule 14A of the proxy rules promulgated under the Exchange Act.  In addition, as a "foreign private issuer," we are exempt from the rules under the Exchange Act relating to short swing profit reporting and liability.